    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SAGENT TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7372                                    94-3225290
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KENNETH C. GARDNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SAGENT TECHNOLOGY, INC.
                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              ARTHUR F. SCHNEIDERMAN                               THOMAS A. BEVILACQUA
                HERBERT P. FOCKLER                                 DAVID A. MAKARECHIAN
                  STEPHEN E. KIM                                  KIMBERLEY E. HENNINGSEN
         WILSON SONSINI GOODRICH & ROSATI                     BROBECK, PHLEGER & HARRISON LLP
             PROFESSIONAL CORPORATION                              TWO EMBARCADERO PLACE
                650 PAGE MILL ROAD                                    2200 GENG ROAD
                PALO ALTO, CA 94304                                 PALO ALTO, CA 94303
                  (650) 493-9300                                      (650) 424-0160

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
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TITLE OF EACH CLASS OF SECURITIES TO BE          PROPOSED MAXIMUM AGGREGATE                      AMOUNT OF
REGISTERED                                            OFFERING PRICE(1)                      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value............               $40,000,000                              $11,120
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- JANUARY 28, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS
               , 1999

                                      LOGO

                                  SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

THE COMPANY:
- We develop and sell software designed to address organizations' rapidly growing, Web-based information access, analysis and delivery needs.

- Sagent Technology, Inc.
  800 W. El Camino Real
  Suite 300
  Mountain View, CA 94040
  (650) 815-3100

PROPOSED SYMBOL & MARKET:

- SGNT/NASDAQ
THE OFFERING:
- We are offering           shares of our Common Stock.

- The underwriters have an option to purchase an additional        shares from
  us to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

- We plan to use the proceeds from this offering for working capital, potential acquisitions, repayment of short-term indebtedness and other general corporate purposes.

- Closing:                , 1999.

-------------------------------------------------------------------------------------
                                                         PER SHARE           TOTAL
-------------------------------------------------------------------------------------
Public offering price (Estimated):                         $              $
Underwriting fees:
Proceeds to Company:
-------------------------------------------------------------------------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                               HAMBRECHT & QUIST
                                                              PIPER JAFFRAY INC.

             The undersigned is facilitating Internet distribution.

                                 DLJDIRECT INC.

        WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                               TABLE OF CONTENTS

                                   Page
Prospectus Summary...............     3
Risk Factors.....................     6
Use of Proceeds..................    17
Dividend Policy..................    17
Corporate Information............    17
Capitalization...................    18
Dilution.........................    19
Selected Consolidated Financial
  Data...........................    20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......    21

                                   Page
Business.........................    30
Management.......................    44
Certain Transactions.............    54
Principal Stockholders...........    57
Description of Capital Stock.....    59
Shares Eligible for Future
  Sale...........................    62
Underwriting.....................    64
Legal Matters....................    66
Experts..........................    66
Available Information............    67
Index to Financial Statements....   F-1

                               PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully. Unless stated otherwise, the information contained in this prospectus assumes that the Underwriters' over-allotment
option to purchase an additional                     shares of Common Stock from
us is not exercised.

                            SAGENT TECHNOLOGY, INC.

     We develop, market and support software designed to address organizations' rapidly growing information access, analysis and delivery needs. We believe our products, which we refer to as "Enterprise Intelligence" software, allow organizations to make more informed, intelligent decisions that lead to the more efficient use of corporate resources. Our Sagent DMS product suite provides end-to-end, fully integrated data movement, access, analysis and presentation capabilities on all major database platforms and is specifically designed to deliver information over the Internet. We also provide Sagent Professional Services, which include system and application design, implementation and education services, to facilitate the successful implementation of the Sagent DMS product suite.

     Today, information about an organization's customers, products and operations is one of its most important strategic assets. In particular, as organizations have begun to pursue more complex operational strategies, their need for timely information has increased. In addition, as businesses continue to streamline their organizational structures to improve time to market and responsiveness to rapidly changing market conditions, decision making authority is expected to become more distributed, thus heightening the need for broader dissemination of information throughout the enterprise. Most recently, the rapid adoption of the Internet and the World Wide Web has given organizations the ability to share information internally and externally on a cost-effective basis and has dramatically increased the number of people who can receive and access information.

     The Sagent DMS product suite consists of eleven products that are closely integrated across three core functional areas: Data Load and Management, Data Access and Analysis, and Administration and Design. The core architecture and technology of the Sagent DMS product suite allow it to handle some of the most complex and demanding Enterprise Intelligence requirements. In particular, the Sagent DMS product suite is designed to scale to increasing numbers of end users within organizations and through the Internet and to handle the demands of an increasing amount of available data. Our Web technology enables the distribution of information throughout an organization and gives end users the ability to access and analyze data through common Web browsers.

     We intend to be a leading provider of Enterprise Intelligence software solutions. Key elements of our strategy include: focusing on the demand for Web-based Enterprise Intelligence solutions, extending our product functionality and technology leadership, offering pre-built Enterprise Intelligence applications for targeted vertical markets, broadening our distribution and strategic relationships, providing high quality services to our customers through our Professional Services Group and continuing development of products that leverage the Windows NT operating platform.

     We currently have more than 200 customers worldwide in a variety of industries, including financial services, telecommunications, technology, health care, retail and others. Our customers include Barnesandnoble.com, Bell Communications Research, Inc., BellSouth Cellular Corp., J.P. Morgan & Co., Incorporated, Jiffy Lube International, Inc., MCI WorldCom, Inc. and Nordstrom, Inc. We market our software and services through our direct sales force and indirect channels, which include enterprise application vendors, resellers and international distributors. Our strategic partnerships with Automatic Data Processing, Inc., Advent Software, Inc. and Siebel Systems, Inc. provide "out of the box" Enterprise Intelligence applications, such as total customer management, for targeted vertical markets.

                                  THE OFFERING

Common Stock offered by us............  shares
Common Stock to be outstanding after
  the offering........................  shares(a)
                                        Working capital, potential
                                        acquisitions, repayment of short term
                                        indebtedness and other general
                                        corporate purposes.
Use of Proceeds.......................
Proposed Nasdaq National Market
  symbol..............................  SGNT

-----------------------------
(a) Based on shares of Common Stock outstanding as of December 31, 1998. Excludes (1) 4,534,835 shares of Common Stock that have been set aside for stock options pursuant to non-plan grants and under our Amended 1995 Stock Plan ("Amended 1995 Plan") and 1998 Stock Plan (the "1998 Plan" and collectively with the Amended 1995 Plan, the "Stock Plans"), of which options to purchase 2,313,735 shares at a weighted average exercise price of $ 3.38 per share were outstanding as of December 31, 1998, (2) 150,000 shares of Common Stock that have been set aside under our 1999 Director Option Plan (the "Director Plan"), (3) 450,000 shares of Common Stock that have been set aside for employees who elect to participate in our 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") and (4) 235,623 shares of Common Stock issuable upon exercise of outstanding warrants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                     THREE MONTHS
                                                                        ENDED
                                    YEARS ENDED DECEMBER 31,         DECEMBER 31,
                                  ----------------------------    ------------------
                                   1996      1997       1998       1997       1998
                                  -------   -------   --------    -------   --------
STATEMENT OF OPERATIONS DATA:
     Revenues, net:
          Licenses..............  $   240   $ 5,728   $ 10,459    $ 1,842   $  3,618
          Services..............       39     1,350      6,584        583      2,128
                                  -------   -------   --------    -------   --------
               Total revenues,
                  net...........      279     7,078     17,043      2,425      5,746

     Gross profit...............       32     6,205     11,977      1,957      4,384

     Loss from operations.......   (7,231)   (6,908)   (13,684)    (2,235)    (1,943)

     Net loss...................   (7,039)   (6,900)   (13,701)    (2,214)    (1,988)
     Pro forma net loss per
       share, basic and
       diluted..................                      $  (0.74)
                                                      ========
     Shares used in calculating
       pro forma net loss per
       share, basic and
       diluted(a)...............                        18,495

                                                         AS OF DECEMBER 31, 1998
                                                        --------------------------
                                                                      PRO FORMA
                                                        ACTUAL     AS ADJUSTED(B)
                                                        -------    ---------------
BALANCE SHEET DATA:
     Cash and cash equivalents........................  $ 3,093       $
     Working capital..................................    1,122
     Total assets.....................................   13,196
     Long-term obligations, net of current portion....    3,346
     Total stockholders' equity.......................    1,671

-----------------------------
(a) See Note 2 of Notes to Consolidated Financial Statements for information concerning the calculation of shares used in computing pro forma net loss per share.

(b) Pro forma as adjusted reflects the conversion of our outstanding preferred stock to Common Stock, which will occur upon the closing of the offering,
    the sale of                   shares of Common Stock in the offering and the
    application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     Before you invest in our Common Stock, you should become aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Common Stock. The risks set out below may not be exhaustive.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES

     We commenced operations in June 1995 and have a limited operating history. We did not begin selling our first products until the fourth quarter of 1996, and a number of new products and new versions of existing products were introduced in 1997. As a result, we have experienced the risks and difficulties frequently encountered by early stage companies, particularly companies in new and rapidly evolving markets.

     We incurred net losses and losses from operations for the period ended December 31, 1995 and each of the years ended December 31, 1996, 1997 and 1998. As of December 31, 1998, we had an accumulated deficit of approximately $28.6 million. Although revenues grew significantly in recent periods, you should not rely on past performance as any indication of future growth rates or operating results. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. As a result, we may experience losses and negative cash flows. If we do achieve profitability, we can give no assurance that we can sustain or increase profitability on a quarterly or annual basis in the future.

OUR FUTURE OPERATING RESULTS ARE UNCERTAIN

     Our limited operating history and history of losses makes prediction of future results difficult. In the past, our revenues and operating results have varied significantly, and we expect these fluctuations to continue. Future operating results will depend on many factors, including:

     - The demand for and acceptance of our products, product enhancements and services;

     - The maintenance and development of our strategic relationships with enterprise application vendors, resellers and distributors;

     - The introduction, timing and competitive pricing of our products and services and those of our competitors;

     - The expansion and rate of success of our direct sales force and indirect distribution channels both domestically and internationally;

     - The attraction and retention of key personnel, particularly in our sales, services and support groups;

     - The commercialization of our products incorporating advanced technologies;

     - The growth of the market for Enterprise Intelligence solutions; and

     - The timing and successful integration of and costs related to technologies and businesses we may acquire in the future.

See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER

     Our financial results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Such factors include:

     - The size and timing of significant orders;

     - The length of our sales cycles and the sales cycles of our distribution partners;

     - The mix of products and services that we sell and the mix between direct and indirect sales of our products;

     - Our ability to control costs;

     - The rate of success of our international expansion and the effect of foreign currency exchange rate fluctuations;

     - The discovery of software defects or unanticipated difficulties in completing implementations; and

     - General economic conditions as well as those specific to our customers and markets.

     We cannot predict our future revenues with any significant degree of certainty for a variety of reasons. First, we typically recognize a substantial portion of our quarterly product revenues in the last two weeks of a quarter. As a result, even minor delays in the timing of customer orders can cause significant variability in our reported revenues for a particular quarter. Second, we currently operate with virtually no software order backlog, because we ship our software products shortly after we receive orders. Accordingly, our product license revenues in any quarter depend substantially on orders booked and shipped during that quarter. Third, as our international operations expand, seasonal factors may affect revenue trends. For example, European sales may decline during the summer months. Fourth, service revenues are often unpredictable because they depend in part on the scope of the services we provide and whether our customers utilize those services. Additionally, if we do not have the resources or personnel to meet demand for services, we may subcontract them, which would negatively affect the margins from services revenues.

     As with revenues, we cannot predict our expenses with any significant degree of certainty. In light of the planned expansion of our business, we anticipate substantial increases in operating costs and expenses, including in our administration, consulting and training, maintenance and technical support, research and development and sales and marketing groups. In general, we budget our operating expenses on anticipated revenue trends, and may not be able to reduce these expenses in the short term. As a result, variations in the timing and amount of expenses could materially and adversely affect our quarterly operating results.

     Due to the uncertainty surrounding our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Moreover, it is likely that in some future quarter, our operating results may fall below the expectations of public market analysts and investors. In this event, the price of our Common Stock may fall.

WE DEPEND UPON NEW PRODUCT DEVELOPMENT

     Our future success will depend on our ability to maintain and improve our product line and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and achieve market acceptance. For example, we are developing the next version of the Sagent DMS product suite, which is scheduled for release in the first half of 1999. We cannot be certain that we will be successful in developing and marketing this new version, other product enhancements or new products that respond to technological advances by others on a timely or cost-effective basis, or that these products, if developed, will achieve market acceptance.

     We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products to purchase those of our competitors. Delays in product development or introduction may materially and adversely affect our business, financial condition and operating results.

EVOLVING TECHNOLOGY STANDARDS MAY IMPACT OUR PRODUCTS

     We compete in markets where technology changes rapidly, competitors make frequent new product introductions and enhancements, products have uncertain life cycles and customer demands change unexpectedly, any of which could render our existing or future products obsolete and unmarketable.

     Rapidly changing technology in our own field and emerging new standards in related fields may adversely affect the market for our products. For example, if new Web technologies emerge that are incompatible with deployment of our WebLink applications, we may not be able to quickly adapt our products to the new standard. Our products allow connectivity to databases on a variety of operating systems, including mainframes, AS/400, UNIX and Windows NT. However, our application server component currently runs only on the Windows NT operating system. Therefore, our ability to increase sales of our products will depend on the continued acceptance of the Windows NT operating system. To the extent that potential customers use UNIX operating systems as their application server, we would need to develop a UNIX product. The development of a UNIX product would require us to commit a substantial investment of resources, and we may not successfully introduce such a product on a timely or cost-effective basis, or at all.

WE DEPEND ON THE GROWTH OF THE MARKET FOR ENTERPRISE INTELLIGENCE SOFTWARE

     All of our revenues are attributable to the sale of Enterprise Intelligence software and related maintenance, consulting and training services. We expect such software and services to account for substantially all of our revenues for the foreseeable future. Although demand for Enterprise Intelligence software has grown in recent years, we can give no assurance that the market will continue to grow or that, even if the market does grow, businesses will adopt our products.

     We are focusing our selling efforts on large, enterprise-wide implementations of our products, and we expect such sales to constitute an increasing portion of any future revenue growth. While we have devoted significant resources to promoting market awareness of our products and the problems such products address, we do not know whether these efforts will be sufficient to support significant growth in the market for Enterprise Intelligence products. If such growth does not materialize, our business, financial condition and operating results would be materially and adversely affected.

WE RELY SUBSTANTIALLY ON OUR CHANNEL PARTNERS

     In addition to our direct sales force, we rely on successful relationships with a variety of channel partners, such as enterprise application vendors, resellers and distributors, for licensing and support of our products in the United States and internationally. We believe that our ability to expand the sales of our products and our future success will depend in part upon recruiting strategic partners and maintaining successful relationships with these partners. Our enterprise application vendor partners resell our products incorporated in their own software application. For example, Siebel Systems, Inc. embeds a portion of the Sagent DMS product suite in Siebel Marketing Enterprise to integrate and analyze customer interactions in sales, service and call center environments. In addition, our channel partners offer products of several different companies, including, in some cases, products that compete with our products. We can give no assurance that these strategic partners will develop or customize our applications to their needs or devote adequate resources to selling our products.

     We intend to expand our relationships with strategic partners and to increase the proportion of our customers licensed through these indirect channels. We can give no assurance that we will be able to maintain strategic partnerships and attract additional strategic partners that will market our products effectively and will be qualified to provide timely and cost-effective customer support and service. Further, we can give no assurance that our relationships with our strategic partners will generate enough royalty revenue to offset the significant resources used to develop these channels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

MANAGEMENT OF OUR GROWTH

     We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Our total number of employees grew from 87 on December 31, 1997 to 152 on December 31, 1998, and we anticipate further significant increases in the number of employees. Sustaining our growth has placed significant demands on management as well as on our administrative, operational and financial resources and controls.

     We can give no assurance that we will be able to manage our growth successfully, sustain and manage the growth rates that we have experienced in the past, or improve our operating results. Our inability to sustain or manage our growth could materially and adversely affect our business, financial condition and operating results. See "Business--Sales and Marketing."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     International sales represented approximately 8.4% of our total revenue for the year ended December 31, 1998. We conduct our international sales through local subsidiaries in Japan and Canada and through distributor relationships in France, Germany, Japan, South Africa and the United Kingdom. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. In addition, we currently have limited experience in developing local versions of our products. We can give no assurance that our localized products will be accepted in the targeted countries. Our failure to manage our international operations effectively could materially adversely affect our business, financial condition and operating results.

     International operations are subject to other inherent risks, many of which are outside of our control, including:

     - The impact of recessions in economies outside the United States;

     - Greater difficulty in accounts receivable collection and longer collection periods;

     - Unexpected changes in regulatory requirements or trade barriers;

     - Difficulties and costs of staffing and managing foreign operations;

     - Reduced protection for intellectual property rights in some countries;

     - Potentially adverse tax consequences;

     - Political and economic instability;

     - Delays relating to the conversion to the euro; and

     - Currency fluctuations.

     Any of these risks could materially and adversely affect our future international sales and therefore our business, financial condition and operating results. See "Business--Sales and Marketing."

OUR MARKETS ARE HIGHLY COMPETITIVE

     The markets for our products are intensely competitive and subject to rapidly changing technology. We compete against providers of decision support software, data warehousing software, enterprise application software and e-Business (the electronic delivery of products and services that enable commerce among businesses and end users) software. Our competitors providing traditional decision support software include Brio Technology, Inc., Business Objects S.A., Cognos Incorporated, Information Advantage, Inc. and MicroStrategy, Inc. Our competitors providing data warehousing software include Ardent Software, Inc., Informatica Corporation, Information Builders, Inc., Oracle Corporation, PLATINUM technology, inc. and SAS Institute Inc. In addition, enterprise application software vendors such as Baan Company N.V., J.D. Edwards & Company, PeopleSoft, Incorporated and SAP AG are beginning to offer Enterprise Intelligence modules, although each tends to support the analysis of data only from its own operational systems. One or more of these companies may expand its technologies to support greater Enterprise Intelligence functionality. We may also face competition from vendors of products and turn-key solutions for e-Business applications that include Internet based information functionality.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously harm our ability to sell additional software and maintenance and support renewals on terms favorable to us. Competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could materially and adversely affect our business, financial condition and operating results.

OUR PRODUCTS HAVE LENGTHY SALES CYCLES

     Our customers take an extended time evaluating our products before purchasing them. The period of time between initial customer contact and a purchase order may span six months or more. Our products have had, and we expect them to continue to have, an even longer sales cycle in international markets than in the United States and Canada. During the evaluation period, customers may decide not to purchase or may scale down their orders of our products for various reasons, some of which are beyond our control, including:

     - Reductions in demand for Enterprise Intelligence solutions;

     - Introduction of new products by competitors or pricing pressures;

     - Changes in our customers' budgets and purchasing priorities; and

     - Diversion of resources and management's attention to other information technology issues, such as Year 2000 issues.

     In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our products, which may cause additional delays during the evaluation and acceptance process. Because of the foregoing factors, it is difficult for us to forecast the timing and recognition of revenues from sales of our products and services. See "--Our Future Operating Results are Uncertain," "--Our Financial Results May Vary Significantly From Quarter to Quarter" and "Business--Sales and Marketing."

WE NEED TO RECRUIT ADDITIONAL SKILLED PERSONNEL AND WE DEPEND ON OUR KEY
PERSONNEL

     We intend to hire a significant number of employees. We are particularly dependent on the continued services of employees in our professional services and sales groups. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future.

     Our success is highly dependent upon the continued service and skills of our executive officers and other key technical, sales and marketing personnel, most of whom are not bound by formal employment agreements. If we lose the services of any of these key personnel, it could have a negative impact on our business. In particular, it would be difficult for us to replace the services of Kenneth C. Gardner, our co-founder, President and Chief Executive Officer, John
E. Zicker, our co-founder, Executive Vice President, Technology, and Chief Technology Officer, Thomas M. Lounibos, our Executive Vice President, Sales and Marketing, and W. Virginia Walker, our Executive Vice President, Finance and Administration and Chief Financial Officer. We do not maintain "key-person" life insurance policies covering any of our employees.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     We intend to make investments in or acquire complementary companies, products and technologies. We have limited organizational experience in these matters and will need to develop the relevant skills if we are to be successful in any such endeavor. Any development of these skills could consume management's time and other resources. If we buy a company, we could have difficulty in assimilating that company's operations. In addition, we may be unsuccessful in retaining the key personnel of the acquired company. Moreover, we currently do not know and cannot predict the accounting treatment of any such acquisition, in part because we cannot be certain what accounting regulations, conventions or interpretations may prevail in the future. If we acquire complementary technologies or products, we could experience difficulties assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders, adversely affect the price of our Common Stock or negatively affect our financial condition and operating results.

     We have agreements with our United Kingdom distributor and the parent company of our French and German distributors, under each of which we have the option to acquire the distributor. In the event of a change of control of Sagent, we could be required to acquire the German distributor. In connection with any such acquisition, we would be required to pay a purchase price (equal to the greater of a multiple of such distributor's last 12 months' revenues as of the date of such acquisition or a minimum purchase price specified in each agreement) in cash or a combination of cash and registered shares of our Common Stock.

RISKS ASSOCIATED WITH THE INTERNET

     The success of our products will depend in part on the continued broad acceptance of the Internet as a viable information medium. Continued viability of the Internet depends on several factors, including:

     - Third parties' abilities to develop new enabling technologies in a timely manner;

     - The Internet's ability to handle increased activity;

     - The Internet's ability to operate as a fast, reliable and secure network; and

     - Potential changes in government regulation.

     Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce and communication on the Internet.

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY

     Our success and ability to compete depend substantially upon our internally developed technology. We seek to protect our software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions, which afford only limited protection. We have two patent applications pending and one patent application allowed in the United States with respect to certain aspects of our software. None of these patents have been issued, and we can give no assurance that any patents will be issued pursuant to these applications, or that, if granted, any such patent would survive a legal challenge to its validity or provide us significant protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we cannot determine the extent to which piracy of our products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We can give no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

     From time to time, we may be involved in intellectual property disputes. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could result in costly litigation, divert management's time, attention and resources, delay product shipments, or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into such a royalty or licensing agreement on acceptable terms, or at all. If a claim of product infringement against us is successful and we fail to obtain a license or to develop or license non-infringing technology, our business, financial condition and operating results could be materially and adversely affected.

     In May 1998, Acta Technology, Inc. ("Acta") filed suit against us alleging copyright infringement of certain of its software code. In addition, Acta alleged that we committed conversion, fraud and unfair competition. Acta sought a declaration that it did not misappropriate any of our trade secrets, injunctive relief, monetary damages, costs and attorneys' fees. In May 1998, we filed suit against Acta and its founders alleging misappropriation of our trade secrets, breach of its contract with us, violation of the covenant of good faith and fair dealing, breach of confidence, fraud and unfair competition. We and Acta have agreed to mediate the dispute; however, this mediation may not be successful. If the dispute is not resolved in mediation and we do not otherwise settle the dispute, we could incur substantial expenses and the attention of our development and management personnel may be diverted. Litigation of this type is inherently uncertain, especially because it involves complex technical issues. We can give no assurance that we will prevail in the litigation against Acta or that we will successfully defend Acta's claim. Regardless of the merits of Acta's complaint, our defense against Acta's claim and the prosecution of our own claim against Acta could materially and adversely affect our business, operating results and financial condition. If we are not successful, we may be required to pay damages and costs to Acta and we could be prohibited from marketing certain components of the Sagent DMS product suite without a license, which license may not be available on acceptable terms, if at all. If we cannot obtain such a license, we may be required to license a substitute technology or redesign components of our software to avoid infringement, either of which could cause delays in shipping our products, which would materially and adversely affect our business, financial condition and operating results.

     Other than Acta, no other party has notified us that our products infringe the proprietary rights of third parties. However, we can give no assurance that additional third parties will not claim infringement with respect to current or future products

     We rely on software that we have licensed from Opalis S.A. to perform key functions of our Sagent Automation product. This license may not continue to be available to us on commercially reasonable terms. The loss of this license could result in delays or reductions of shipments of the Sagent Automation product until equivalent software could be developed, identified, licensed and integrated, which could materially and adversely affect our business, financial condition and operating results.

RISK OF SOFTWARE DEFECTS AND POTENTIAL PRODUCT LIABILITY

     Our software products are internally complex and may contain errors, defects or failures, especially when first introduced or when new versions are released. We test our products extensively prior to releasing them; however, in the past we have discovered software errors in some of our products after their introduction. Despite extensive testing, we may not be able to detect and correct errors in products or releases before commencing commercial shipments, which may result in loss of revenue or delay in market acceptance.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter such claims in the future. Product liability claims, whether or not successful, brought against us could materially and adversely affect our business, financial condition and operating results.

YEAR 2000 RISKS

     Many currently installed computer systems and software products store dates using only the last two digits of the calendar year. As a result, such systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause system failures or erroneous results. We have designed our products to be capable of handling four digit dates. In addition, we will continue Year 2000 testing throughout the calendar year 1999. However, our products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems. Despite preliminary testing we cannot predict all the possible Year 2000 issues arising from the interaction with older hardware and software systems. If the source code in any of these hardware or software systems do not appropriately interpret the upcoming calendar year 2000, we may need to modify or possibly replace these systems. Known or unknown errors associated with this interaction could result in a delay or loss of revenue, interruption of service, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs and litigation. Any of these outcomes could materially and adversely affect our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We currently cannot predict the extent to which the Year 2000 problem will affect our customers, strategic partners or suppliers, or the extent to which we would be vulnerable to any failure by customers, strategic partners or suppliers to remediate any Year 2000 issue on a timely basis. The failure of our major customers, partners or suppliers to convert their systems on a timely basis or to implement a conversion that is compatible with our systems could materially and adversely affect our business, financial condition and operating results.

CONTROL OF COMPANY BY EXISTING STOCKHOLDERS

     We anticipate that our executive officers and directors, together with
their affiliates, will beneficially own an aggregate of approximately      % of
our outstanding Common Stock following the completion of the offering. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions. See "Principal Stockholders."

ANTITAKEOVER PROVISIONS

     Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

UNCERTAINTY AS TO USE OF PROCEEDS

     We intend to use the proceeds from the offering for general corporate purposes, including working capital and capital expenditures, and may use a portion of proceeds to acquire other businesses, products or technologies. Our management may spend the proceeds from the offering in ways with which the stockholders may not agree. Pending any such uses, we plan to invest the net proceeds of the offering in investment-grade, interest-bearing securities. We cannot predict that such investments will yield a favorable return. See "--Risks Associated with Potential Acquisitions" and "Use of Proceeds."

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

     Our Common Stock has never been sold in a public market. An active trading market for our Common Stock may not develop or be sustained after completion of the offering. We are negotiating the initial offering price of the Common Stock with the Underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the Common Stock could fall below the initial public offering price. See "Underwriting."

     The trading price of the Common Stock may fluctuate widely as a result of a number of factors, many of which are outside our control. Some of these factors include:

     - Quarter-to-quarter variations in our operating results;

     - Technological innovations or new products;

     - Increased price competition;

     - Developments or disputes concerning intellectual property rights;

     - General conditions in the software industry; and

     - Changes in earnings estimates by analysts.

In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of such companies.

SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

     If our stockholders sell substantial amounts of our Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following the offering, the market price of our Common Stock could fall. Such sales also might make it more difficult for Sagent to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of the offering, we will have outstanding shares of Common Stock (based upon shares outstanding as of December 31, 1998), assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants after December 31,
1998. Of these shares, the                      shares sold in the offering will
be freely tradable. This leaves 18,404,766 shares eligible for sale in the public market 180 days from the date of this prospectus, excluding 236,611 shares held by employees that are subject to repurchase in the event of termination of employment and 28,000 shares that are not eligible for sale until the expiration of their one-year holding period expires. See "Shares Eligible for Future Sale."

REGISTRATION RIGHTS

     After the offering, the holders of approximately 14,800,000 shares of
Common Stock and warrants to purchase Common Stock, which represent      % of
our outstanding stock after completion of the offering, will be entitled to certain rights to have the resale of their shares registered under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could materially and adversely affect the market price for our Common Stock. In addition, if we were to include in a company-initiated registration shares held by these holders pursuant to the exercise of their registration rights, such sales may have a material and adverse effect on our ability to raise needed capital.

IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase shares of our Common Stock, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See "Dilution."

NO INTENTION TO PAY DIVIDENDS

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to Sagent from the sale of                      shares of
Common Stock in the offering at an estimated initial public offering price of
$          per share, after deducting estimated expenses of $          and
underwriting discounts and commissions, are estimated to be approximately
$          (approximately $          if the Underwriters' over-allotment option
is exercised in full). The Company expects to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and repayment of short-term indebtedness. A portion of the proceeds may also be used to acquire, license or invest in complementary businesses or products, although there are no current plans, negotiations or discussions relating to any such transactions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock or other securities. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                             CORPORATE INFORMATION

     The Company was incorporated in California in April 1995 under the name Savant Software, Inc. In June 1995, the Company changed its name to Sagent Technology, Inc. The Company was reincorporated in Delaware in September 1998. References in this prospectus to "Sagent," the "Company," "we," "our" and "us" refer to Sagent Technology, Inc. and its subsidiaries, unless the context otherwise requires. Sagent's principal executive office is located at 800 W. El Camino Real, Suite 300, Mountain View, California 94040, and Sagent's telephone number at that office is (650) 815-3100. Sagent's World Wide Web address is www.sagenttech.com. Information contained in Sagent's Web site does not constitute part of this prospectus.

     SAGENT and INFORMATION STUDIO are registered trademarks of Sagent. Sagent is in the process of registering SAGENT DESIGN STUDIO as a trademark. Any trademark, trade name or service mark of another company appearing in this prospectus belongs to its holder.

                                 CAPITALIZATION

     The following table sets forth cash and cash equivalents, certain short term obligations and the total capitalization of the Company as of December 31, 1998, (1) on an actual basis, (2) pro forma to reflect the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and an amendment of the Company's Certificate of Incorporation
and (3) on a pro forma as adjusted basis to reflect the sale of           shares
of Common Stock by the Company at an assumed initial public offering price of
$     per share and the application of the estimated net proceeds from this offering in the manner described in "Use of Proceeds":

                                                    AS OF DECEMBER 31, 1998
                                              ------------------------------------
                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                              --------    ---------    -----------
                                                         (IN THOUSANDS)
Cash and cash equivalents...................  $  3,093    $  3,093      $
                                              ========    ========      ========
Current portion of capital lease
  obligations...............................  $  1,181    $  1,181      $
                                              ========    ========      ========
Long-term obligations.......................  $  3,346    $  3,346      $
                                              --------    --------      --------
Stockholders' equity:
     Preferred Stock, $0.001 par value,
       15,555,555 authorized, 14,544,258
       issued and outstanding, actual;
       5,000,000 shares authorized, no
       shares outstanding, pro forma and as
       adjusted.............................        15          --            --
     Common Stock, $0.001 par value,
       25,000,000 shares authorized;
       4,125,119 shares outstanding, actual;
       18,669,377 shares outstanding, pro
       forma;           shares outstanding,
       as adjusted(a).......................         4          19            --
     Additional paid-in capital.............    30,699      30,699
     Notes receivable from stockholder......      (522)       (522)
     Cumulative translation adjustment......       101         101
     Accumulated deficit....................   (28,626)    (28,626)
                                              --------    --------      --------
          Total stockholders' equity........     1,671       1,671
                                              --------    --------      --------
               Total capitalization.........  $  5,017    $  5,017      $
                                              ========    ========      ========

--------------------
(a) Based on shares of Common Stock outstanding as of December 31, 1998. Excludes (1) 4,534,835 shares of Common Stock that have been set aside for stock options pursuant to non-plan grants and under the Stock Plans, of which options to purchase 2,313,735 shares at a weighted average exercise price of $3.38 per share were outstanding as of December 31, 1998, (2) 150,000 shares of Common Stock that have been set aside under the Director Plan, (3) 450,000 shares of Common Stock that have been set aside for employees who elect to participate in the 1999 Purchase Plan and (4) 235,623 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.33 per share. See
    "Management -- Employee Benefit Plans."

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1998, after giving effect to the conversion of the Company's outstanding
preferred stock, was $          or $     per share of Common Stock. Pro forma
net tangible book value per share as of a specific date is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock at that
date. After giving effect to the sale by the Company of the           shares of
Common Stock offered hereby (based upon an assumed initial public offering price
of $     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), the Company's net tangible book value at December 31, 1998 would have been
$          or $     per share. This represents an immediate increase in net
tangible book value to existing stockholders of $     per share and an immediate
dilution to new public investors of $     per share. The following table
illustrates the per share dilution:

    Assumed initial public offering price per share......              $
      Pro forma net tangible book value per share as of
         December 31, 1998...............................  $
      Increase in net tangible book value per share
         attributable to new public investors............
                                                           --------    --------
    Pro forma net tangible book value per share after
      offering...........................................
                                                                       --------
    Dilution per share to new public investors...........              $
                                                                       ========

     The following table sets forth on a pro forma basis as of December 31, 1998 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and new public investors (based upon an assumed initial
public offering price of $     per share before deduction of estimated
underwriting discounts and commissions and offering expenses):

                           SHARES PURCHASED       TOTAL CONSIDERATION
                         ---------------------    -------------------    AVERAGE PRICE
                           NUMBER      PERCENT     AMOUNT     PERCENT      PER SHARE
                         ----------    -------    --------    -------    -------------
Existing                 18,669,377          %    $                 %      $
  stockholders.........
New public
  investors(a).........
                         ----------     -----     --------     -----
          Total........                 100.0%    $            100.0%
                         ==========     =====     ========     =====

     If the Underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to      , or      %, of the total
shares of Common Stock outstanding after the offering.
--------------------
(a) In the event that Sagent issues additional shares of Common Stock in the future, purchasers of Common Stock in this offering may experience further dilution. Options and warrants to purchase 2,313,735 and 235,623 shares of Common Stock, respectively, at a weighted average exercise price of $3.38 and $3.33 per share, respectively, were outstanding as of December 31, 1998. To the extent the holders of these options and warrants exercise their options and warrants, new investors will experience further dilution. See "Management--Employee Benefit Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The selected consolidated balance sheet data as of December 31, 1997 and 1998 and selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from the audited consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The consolidated balance sheet data as of December 31, 1995 and 1996 and selected consolidated statements of operations data for the period from April 12, 1995 (inception) through December 31, 1995 have been derived from the audited consolidated financial statements of the Company not included herein.

                                           PERIOD FROM APRIL 12, 1995      YEARS ENDED DECEMBER 31,
                                              (INCEPTION) THROUGH       ------------------------------
                                               DECEMBER 31, 1995         1996       1997        1998
                                           --------------------------   -------    -------    --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Revenues, net:
          Licenses.......................                --             $   240    $ 5,728    $ 10,459
          Services.......................                --                  39      1,350       6,584
                                                    -------             -------    -------    --------
               Total revenues, net.......                --                 279      7,078      17,043
          Cost of revenues:
          Licenses.......................                --                 120        194         143
          Services.......................                --                 127        679       4,923
                                                    -------             -------    -------    --------
               Total cost of revenues....                --                 247        873       5,066
                                                    -------             -------    -------    --------
          Gross profit...................                --                  32      6,205      11,977
          Operating expenses:
          Sales and marketing............           $   198               2,727      5,929      12,037
          Research and development.......               469               3,425      4,969       6,013
          General and administrative.....               363               1,111      2,215       5,186
          Acquired in-process
            technology...................                --                  --         --       2,425
                                                    -------             -------    -------    --------
               Total operating
                 expenses................             1,030               7,263     13,113      25,661
                                                    -------             -------    -------    --------
          Loss from operations...........            (1,030)             (7,231)    (6,908)    (13,684)
          Other income (expense), net....                44                 192          8         (17)
                                                    -------             -------    -------    --------
          Net loss.......................           $  (986)            $(7,039)   $(6,900)   $(13,701)
                                                    =======             =======    =======    ========
          Pro forma net loss per share,
            basic and diluted............                                                     $  (0.74)
                                                                                              ========
          Shares used in calculation of
            pro forma net loss per share,
            basic and diluted(a).........                                                       18,495

                                                                  AS OF DECEMBER 31,
                                                         -------------------------------------
                                                          1995      1996      1997      1998
                                                         ------    ------    ------    -------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
     Cash and cash equivalents.........................  $5,026    $4,575    $3,813    $ 3,093
     Working capital...................................   4,901     3,715     2,201      1,122
     Total assets......................................   5,453     6,326     7,185     13,196
     Long-term obligations, net of current portion.....     114       544       627      3,346
     Total stockholders' equity........................   5,160     4,649     3,123      1,671

-----------------------------
(a) See Note 2 of Notes to Consolidated Financial Statements for information concerning the calculation of shares used in computing pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, trend analysis and other information contained in the following discussion relative to markets for the Company's products and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

OVERVIEW

     Sagent develops, markets and supports Enterprise Intelligence software designed to address organizations' rapidly growing information access, analysis and delivery needs. The Sagent DMS product suite provides end-to-end, fully integrated data movement, access, analysis and presentation capabilities on all major database platforms and is specifically designed to deliver information over the Internet. Sagent also provides Sagent Professional Services, which include system and application design, implementation and education services, to facilitate the successful implementation of the Sagent DMS product suite.

     Sagent was incorporated in April 1995, commenced operations in June 1995 and began selling the first products of the Sagent DMS product suite during the fourth quarter of 1996. The Company's revenues increased from $279,000 in 1996, to $7.1 million in 1997, the first full year of product shipments, and to $17.0 million in 1998. The Company had net losses of $7.0 million, $6.9 million and $13.7 million in 1996, 1997 and 1998, respectively, and had an accumulated deficit of approximately $28.6 million as of December 31, 1998. Although the Company's revenues have grown significantly during these periods, there can be no assurance that such growth will continue, nor that the Company can achieve or sustain profitability in the future. The Company intends to continue to invest significant resources in the development of the Sagent DMS product suite and on its sales and marketing and general and administrative functions.

     The Company's revenues are derived from two sources, product license revenues and service revenues. License revenues are derived from product sales to end users, resellers, distributors and enterprise application vendors as well as royalties from enterprise application vendors. License revenues are based upon the number and capacity of servers on which a product is installed, as well as on a per user basis. Service revenues are derived from providing consulting and training, maintenance and support services to end users.

     The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2. License revenues from sales to end users are recognized upon shipment of the product, if a signed contract exists, the fee is fixed and determinable and collection is deemed probable. If an acceptance period is provided, revenue is recognized upon the earlier of customer acceptance or the expiration of that period. The Company recognizes royalties as revenues based on an enterprise application vendor's sell-through of the Company's products. Fees for services are charged separately from licenses. Service revenues from consulting and training are recognized upon completion of the work to be performed. Revenues from maintenance and support agreements which includes product updates are deferred and recognized on a straight-line basis as service revenues over the term of the related agreement, which is typically one year.

     The Company sells its products outside of the United States through distributors located in France, Germany, Japan, South Africa and the United Kingdom. In December 1997, the Company established a subsidiary, Sagent Technology Japan KK, to address the Asia Pacific market. Revenues from licenses and services to customers outside the United States were insignificant prior to 1998 and represented approximately $1.4 million in 1998. Historically, as a result of the relatively small amount of international sales, fluctuations in foreign currency exchange rates have not had a material effect on the Company's business, financial condition and operating results. The Company has agreements with its United Kingdom distributor and the parent company of its French and German distributors, under each of which the Company has an option to acquire such distributors. In the event of a change of control of the Company, the Company could be required to acquire the German distributor. Any such acquisition may have the effect of diluting existing stockholders, reducing the Company's available cash for working capital and other purposes, requiring substantial management attention, increasing annual amortization expense or imposing costs on the Company associated with integrating the acquired entity.

     On February 28, 1998, the Company acquired Talus, Inc. ("Talus"), a privately held consulting company that has significant experience in the design and implementation of Enterprise Intelligence applications. At the time of the acquisition, Talus had a staff of 33 consultants. The total purchase price was $3.5 million, and the acquisition was recorded under the purchase method of accounting. In connection with the acquisition, the Company expensed $2.4 million of in-process technology in the quarter ended March 31, 1998. The determination of the acquired in-process technology allocation was based upon recently issued guidance by the Securities and Exchange Commission "(SEC)" and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. In addition, the Company recorded other intangible assets of $587,000 which are being amortized on a straight-line basis over the six months to three years following the acquisition. See Note 7 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1996      1997     1998
                                                      --------    -----    -----
Revenues, net:
  Licenses..........................................      86.0%    80.9%    61.4%
  Services..........................................      14.0     19.1     38.6
                                                      --------    -----    -----
     Total revenues, net............................     100.0    100.0    100.0
                                                      --------    -----    -----
Cost of revenues:
  Licenses..........................................      43.0      2.7      0.8
  Services..........................................      45.5      9.6     28.9
                                                      --------    -----    -----
     Total cost of revenues.........................      88.5     12.3     29.7
                                                      --------    -----    -----
Gross profit........................................      11.5     87.7     70.3
Operating expenses:
  Sales and marketing...............................     977.4     83.8     70.6
  Research and development..........................   1,227.6     70.2     35.3
  General and administrative........................     398.2     31.3     30.4
  Acquired in-process technology....................        --       --     14.2
                                                      --------    -----    -----
     Total operating expenses.......................   2,603.2    185.3    150.6
                                                      --------    -----    -----
Loss from operations................................  (2,591.8)   (97.6)   (80.3)
Other income (expense), net.........................      68.8      0.1     (0.1)
                                                      --------    -----    -----
Net loss............................................  (2,522.9)%  (97.5)%  (80.4)%
                                                      ========    =====    =====

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     REVENUES

     Total revenues. The Company's revenues were $279,000, $7.1 million and $17.0 million in 1996, 1997 and 1998, respectively, representing increases of $6.8 million from 1996 to 1997 and $10.0 million, or 141%, from 1997 to 1998.
The increase from 1997 to 1998 was primarily due to a greater volume of products sold and a significant increase in services revenues as a result of the acquisition of Talus. Two of the Company's customers each represented 10.0% of the Company's revenues in 1997. The Company had no customer that accounted for more than 10.0% of its revenues in 1996 or 1998.

     License revenues. The Company's license revenues were $240,000, $5.7 million and $10.5 million in 1996, 1997 and 1998 respectively, representing increases of $5.5 million from 1996 to 1997 and $4.7 million, or 83.0%, from 1997 to 1998. The increase from 1996 to 1997 was due to the recognition of a full year of revenues from license sales in 1997, compared to the recognition of revenues from license sales during the fourth quarter in 1996. The increase from 1997 to 1998 was primarily due to an increase in license sales of the Sagent DMS product suite resulting from additions to the Company's direct sales and marketing staff. The Company anticipates that license revenues, which have represented a significant portion of the Company's total revenues in 1998, will continue to represent the substantial majority of its revenues for the foreseeable future.

     Service revenues. Service revenues were $39,000, $1.4 million and $6.6 million in 1996, 1997 and 1998, respectively, representing increases of $1.3 million from 1996 to 1997 and $5.2 million, or 388%, from 1997 to 1998. The increase from 1996 to 1997 was primarily due to the addition of training and consulting services. Such services generated $778,000 in revenue during 1997. In 1996, no training and consulting work was performed, and service revenues represented only maintenance and support fees. The increase in service revenues from 1997 to 1998 was primarily due to additional growth in training and consulting services as a result of the Talus acquisition. Such services generated $4.2 million, or a 522% increase, in service revenues in 1998.

     COST OF REVENUES

     Cost of licenses. Cost of revenues from license sales consists primarily of royalties, product packaging, shipping, media and documentation. Cost of revenues from license sales was $120,000, $194,000 and $143,000 in 1996, 1997 and 1998, respectively, representing 50.0%, 3.0% and 1.0% of license revenue in the respective periods. The dollar increase from 1996 to 1997 was primarily due to increased costs for documentation and royalties related to the increased volume of licenses sold. The dollar decrease from 1997 to 1998 was due to reductions achieved in per unit packaging costs. The percentage decreases resulted from spreading these relatively fixed costs over an increased volume of product licenses sold.

     Cost of services. Cost of services consists primarily of personnel costs and third-party consulting fees associated with providing software maintenance and support and training and consulting services. Cost of services revenues was $127,000, $678,000 and $4.9 million, in 1996, 1997 and 1998, respectively, representing 322%, 50.0% and 75.0% of services revenue in the respective periods. The dollar increases were primarily due to the increase in the number of technical support staff, the increase in the number of consultants in 1997 required to support introduction of training and consulting services and the increase in the number of consultants in 1998 providing consulting services as a result of the Talus acquisition. The percentage decrease from 1996 to 1997 was primarily due to the introduction of higher margin consulting services. The percentage increase from 1997 to 1998 was due to the increased infrastructure costs associated with supporting the Talus consultant staff.

     OPERATING EXPENSES

     Sales and marketing. Sales and marketing expenses consist primarily of salaries, benefits, commissions, bonuses and travel expenses for sales and marketing personnel as well as marketing programs and other promotion costs. Sales and marketing expenses were $2.7 million, $5.9 million and $12.0 million in 1996, 1997 and 1998, respectively, representing 976%, 84.0% and 71.0% of total revenue in the respective periods. The dollar increases resulted primarily from a $1.7 million increase in 1997 and a $3.0 million increase in 1998 in employee-related expenses, principally due to the hiring of additional sales personnel and to higher commissions paid as a result of Sagent's revenue growth. In addition, during 1998 expenses related to marketing programs increased $1.7 million as a result of the Company conducting its first user conference, expanding its advertising campaigns and beginning its Enterprise Intelligence seminar series. The percentage decreases were attributable to the Company's increased revenues. The Company believes that as it continues to expand its direct sales and presales support organization, its third-party partnering relationships and its indirect channel sales organization on a worldwide basis, sales and marketing expenses will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

     Research and development. Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses were $3.4 million, $5.0 million and $6.0 million in 1996, 1997 and 1998, respectively, representing 1,226%, 70.0% and 34.0% of total revenues in the respective periods. The dollar increases were primarily due to a $1.2 million increase in compensation costs in 1997 resulting from the hiring of additional developers and an $800,000 increase in contractor costs in 1998 for the localization of the Company's software for use in Japan. The percentage decreases were attributable to the Company's increased revenues. The Company anticipates that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

     General and administrative. General and administrative expenses consist primarily of personnel costs for the Company's finance, human resources, information systems and other management departments. General and administrative expenses were $1.1 million, $2.2 million and $5.2 million for 1996, 1997 and 1998, respectively, representing 398%, 31.0% and 30.0% of total revenues in the respective periods. The dollar increases were primarily due to employee-related expenses associated with the addition of staff in senior managerial positions and professional fees necessary to manage and support the Company's growth. The percentage decreases were attributable to the Company's increased revenues. In addition, during 1998, the Company recorded significant legal fees associated with two litigation matters. One such matter remains pending. See "Risk Factors--Risks Associated with Intellectual Property" and "Business--Legal Proceedings."

     Income Tax. As of December 31, 1998, the Company had available net operating loss carryforwards for federal and state income tax purposes of approximately $20.8 and $17.8 million, respectively, which expire from 2003 to 2018. See Note 14 of Notes to the Financial Statements included elsewhere herein. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes have occurred or could occur in the future.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited consolidated statements of operations data for the eight quarters ended December 31, 1998, as well as the percentage of Sagent's revenues represented by each item. These data have been derived from unaudited interim consolidated financial statements prepared on the same basis as the audited Consolidated Financial Statements contained herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a full presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                                                                           QUARTERS ENDED
                                      -----------------------------------------------------------------------------------------
                                      MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                        1997        1997       1997        1997       1998        1998       1998        1998
                                      ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                           (IN THOUSANDS)
Revenues, net:
  Licenses..........................   $   777    $ 1,326     $ 1,784    $ 1,842     $ 1,798    $ 2,112     $ 2,932    $ 3,618
  Services..........................       224        159         384        583       1,199      1,568       1,689      2,128
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total revenues, net.............     1,001      1,485       2,168      2,425       2,997      3,679       4,621      5,746
Cost of revenues:
  Licenses..........................        30         22          26        116          36         24          61         21
  Services..........................       133         89         105        352         729      1,386       1,467      1,340
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total cost of revenues..........       163        111         130        468         765      1,411       1,529      1,362
                                       -------    -------     -------    -------     -------    -------     -------    -------
Gross profit........................       837      1,374       2,037      1,957       2,231      2,269       3,092      4,384
Operating expenses:
  Sales and marketing...............     1,343      1,184       1,494      1,908       2,203      3,007       3,188      3,639
  Research and development..........     1,192      1,122       1,217      1,439       1,516      1,401       1,649      1,447
  General and administrative........       403        540         427        845       1,199      1,321       1,425      1,271
  Acquired in-process technology....        --         --          --         --       2,425         --          --         --
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total operating expenses........     2,939      2,846       3,137      4,191       7,343      5,729       6,261      6,327
                                       -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations................    (2,101)    (1,472)     (1,100)    (2,235)     (5,111)    (3,461)     (3,169)    (1,943)
Other income(expense), net..........         4        (24)         10         21          22         32         (26)       (45)
                                       -------    -------     -------    -------     -------    -------     -------    -------
Net loss............................   $(2,097)   $(1,496)    $(1,090)   $(2,214)    $(5,089)   $(3,429)    $(3,195)   $(1,988)
                                       =======    =======     =======    =======     =======    =======     =======    =======

                                                                  AS A PERCENTAGE OF TOTAL REVENUES
                                      -----------------------------------------------------------------------------------------
Revenues, net:
  Licenses..........................      77.6%      89.3%       82.3%      76.0%       60.0%      57.4%       63.4%      63.0%
  Services..........................      22.4       10.7        17.7       24.0        40.0       42.6        36.6       37.0
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total revenues, net.............     100.0      100.0       100.0      100.0       100.0      100.0       100.0      100.0
                                       -------    -------     -------    -------     -------    -------     -------    -------
Cost of revenues:
  Licenses..........................       3.0        1.5         1.2        4.8         1.2        0.7         1.3        0.4
  Services..........................      13.3        6.0         4.8       14.5        24.3       37.7        31.8       23.3
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total cost of revenues..........      16.3        7.5         6.0       19.3        25.5       38.3        33.1       23.7
                                       -------    -------     -------    -------     -------    -------     -------    -------
Gross profit........................      83.7       92.5        94.0       80.7        74.5       61.7        66.9       76.3
Operating expenses:
  Sales and marketing...............     134.2       79.7        68.9       78.7        73.5       81.7        69.0       63.3
  Research and development..........     119.2       75.5        56.1       59.3        50.6       38.1        35.7       25.2
  General and administrative........      40.3       36.4        19.7       34.8        40.0       35.9        30.8       21.6
  Acquired in-process technology....        --         --          --         --        80.9         --          --         --
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total operating expenses........     293.7      191.7       144.7      172.9       245.0      155.7       135.5      110.1
                                       -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations................    (210.0)     (99.1)      (50.7)     (92.2)     (170.6)     (94.1)      (68.6)     (33.8)
Other income(expense), net..........       0.4       (1.6)        0.4        0.9         0.7        0.9        (0.6)      (0.8)
                                       -------    -------     -------    -------     -------    -------     -------    -------
Net loss............................    (209.6)%   (100.8)%     (50.3)%    (91.3)%    (169.8)%    (93.2)%     (69.1)%    (34.6)%
                                       =======    =======     =======    =======     =======    =======     =======    =======

     The Company's operating expenses for the three months ended March 31, 1998 exceeded levels that the Company has historically experienced due primarily to acquired in-process technology expense recorded in connection with the acquisition of Talus. In addition, operating expenses for the three months ended June 30, 1998 exceeded levels that the Company has historically experienced due to the addition of several sales personnel and increased advertising expenses. Sagent's quarterly operating results may vary significantly from quarter to quarter. The timing of the Company's revenues are unpredictable due to several factors, including the effect of delays in customer orders, the lack of software order backlog, the potential effect of seasonality as international operations expand and the degree to which customers engage the Company's professional services. Additionally the Company cannot predict expenses with significant certainty given planned expansion of its business. Due to uncertainty surrounding revenues and expenses, the Company believes that quarter to quarter comparison of its operating results are not a good indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1998, the Company had cash and cash equivalents totaling $3.1 million, a decrease of $720,000 from December 31, 1997. Since inception, the Company has funded its operations primarily through private sales of equity securities, the use of equipment leases and a bank line of credit. As of December 31, 1998, the Company had raised approximately $28.6 million, net of offering costs, from the issuance of preferred stock and the exercise of stock options, had financed equipment purchases totaling approximately $3.3 million, and had borrowed $1.7 million under its line of credit with a bank. Approximately $300,000 of available borrowings remain under the line of credit.

     Net cash used in operating activities was $6.3 million, $5.4 million and $11.0 million in 1996, 1997 and 1998, respectively. For such periods, net cash used in operating activities was primarily a result of funding ongoing operations.

     The Company's investing activities have primarily consisted of annual purchases of property and equipment. Capital expenditures, including those under capital leases, totaled $1.1 million, $1.1 million and $1.2 million in 1996, 1997 and 1998, respectively. Capital leases have been used to finance the acquisition of property and equipment, primarily computer hardware and software, and leasehold improvements and furniture associated with the Company's recent move into a larger facility to accommodate its increasing employee base. In 1998, investing activities included $2.7 million associated with the acquisition of Talus. The Company anticipates that it will experience an increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel.

     The Company's financing activities have primarily included sales of preferred stock and use of its equipment lease lines. Proceeds from the issuance of preferred stock totaled $6.5 million, $5.2 million and $10.4 million in 1996, 1997 and 1998 respectively. The proceeds from equipment financing, net of principal payments, totaled $600,000, $294,000 and $3.4 million in 1996, 1997 and 1998 respectively.

     The Company has a line of credit with a bank for $2.0 million, which bears interest at the lending bank's prime rate. Borrowings are limited to the lesser of 80.0% of eligible accounts receivable or $2.0 million and are secured by substantially all of the Company's non-leased assets. The line of credit contains certain financial restrictions and covenants. At December 31, 1998, total borrowings available under this line were approximately $300,000. This credit facility expires in December 2001, and the Company expects to extend or replace such credit facility, although there can be no assurance that it will be able to do so on terms acceptable to the Company or at all. The Company was not in compliance with certain financial covenants under its line of credit as of December 31, 1998, and received a waiver from its lender for non-compliance prior to December 31, 1998. The Company is currently in compliance with its financial covenants under such line of credit.

     Sagent believes that the net proceeds from the offering, together with existing sources of liquidity, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months. Thereafter, Sagent may require additional funds to support its working capital requirements or for other purposes, and may seek, even before such time, to raise additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all, or that if available, such financing will be obtainable on terms acceptable to Sagent or that are not dilutive to its stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

     The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material effect on its business, financial condition and operating results.

YEAR 2000 ISSUES

     Many currently installed computer systems and software products store dates using only the last two digits of the calendar year. As a result, such systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause system failures or erroneous results. The Company has designed its products to be capable of handling four digit dates, and therefore the Company believes that the direct impact of the Year 2000 problem on the Company's products will not be significant. In addition the Company will continue Year 2000 testing of its products throughout the calendar year 1999. The Company does not expect expenditures with respect to ensuring Year 2000 compliance of its internal systems and software to exceed $50,000. The Company's products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems. Despite preliminary testing the Company cannot predict all the possible Year 2000 issues arising from the interaction with older hardware and software systems. If the source of any of these hardware or software systems do not appropriately interpret the upcoming calendar year 2000, some level of modification or possible replacements of such systems will be necessary. Known or unknown errors associated with interaction between the Company's products and other hardware or software systems could result in a delay or loss of revenue, interruption of service, cancellation of customer contracts, diversion of development resources, damage to the Company's reputation, increased service and warranty costs and litigation, any of which could have a material adverse effect on the business, financial condition and results of operations of the Company.

     The Company is currently unable to predict the extent to which the Year 2000 problem will affect its customers, strategic partners or suppliers, or the extent to which it would be vulnerable to any failure by customers, strategic partners or suppliers to remediate any Year 2000 issue on a timely basis. The failure of major customers, partners or suppliers to convert its systems on a timely basis or to implement a conversion that is compatible with the Company's systems could have a material adverse effect on the Company's business, financial condition and operating results.

                                    BUSINESS

     The following description of the Company's business should be read in conjunction with the information included elsewhere in this Prospectus. This description contains certain forward-looking statements that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results and events could differ significantly from those discussed in the forward-looking statements as a result of certain of the factors set forth below and elsewhere in this prospectus.

OVERVIEW

     Sagent develops, markets and supports Enterprise Intelligence software solutions designed to address organizations' rapidly growing information access, analysis and delivery needs. The Sagent DMS product suite provides end-to-end, fully integrated data movement, access, analysis and presentation capabilities on all major database platforms, and is specifically designed to deliver information over the Internet. The Sagent DMS product suite utilizes a multi-dimensional data structure known as a Star Schema and advanced dataflow technology to construct and provide access to data marts capable of handling some of the most complex and demanding Enterprise Intelligence requirements. Sagent's Web technology enables the distribution of information throughout the organization and gives end users the ability to access and analyze data through common Web browsers. Sagent also offers Sagent Professional Services, which include system and application design, implementation and education services, to facilitate the successful implementation of the Sagent DMS product suite. Sagent's products and services have been adopted in a variety of industries, including financial services, telecommunications, technology, health care, retail and others. The Company currently has more than 200 customers worldwide. Sagent markets its software and services through its direct sales force and indirect channels, which include enterprise application vendors, resellers and international distributors.

INDUSTRY BACKGROUND

     Today, information about an organization's customers, products and operations is one of its most important strategic assets. An organization's ability to maximize revenues and efficiently manage operations increasingly depends upon its ability to rapidly collect, organize, analyze and distribute information. In particular, as organizations have begun to pursue more complex operational strategies, their need for timely information has increased. For example, businesses engaged in total customer management must synthesize information regarding past purchases, service history, payment status and sales contacts. Similarly, businesses engaged in supply chain management must manage the information exchanged among multiple plants, sales locations, suppliers and distribution facilities. Furthermore, as businesses continue to streamline their organizational structures to improve time to market and responsiveness to rapidly changing market conditions, decision making authority is expected to become more distributed, thus heightening the need for broader dissemination of information throughout the enterprise. Most recently, the rapid adoption of the Internet and the World Wide Web has given organizations the ability to share information internally and externally on a cost-effective basis and has dramatically increased the number of people who can receive and access information.

     To meet these challenges, many organizations have purchased and implemented data warehousing systems and decision support software. These systems were designed to assist organizations in answering fundamental business questions such as "Who are our best customers?" or "What are our most profitable products?" Early data warehousing systems aggregated an organization's enterprise data into a single location and reorganized it into contextual, business-related terms. The single location has enabled the use of query tools or other decision support software to explore and analyze the data. The need for data warehousing and decision support software has also been driven by the proliferation of online transaction processing ("OLTP") systems. These systems include packaged applications or custom and semi-custom systems, which automate business processes such as manufacturing planning, customer support, billing, accounting, human resources and financial services transactions. While these multiple OLTP systems have provided greater business efficiency, they have also created massive amounts of new data, typically maintained in the form of proprietary, complex and incompatible data models.

     The demand for more useful information and the proliferation of new data sources and data types has led to an active market for data warehousing and decision support software. International Data Corporation ("IDC") estimates that the size of the data warehouse market will grow from over $2.8 billion in 1997 to over $8.0 billion in 2001. Forrester Research projects that the decision support segment of the data warehouse market will grow from $1.1 billion in 1997 to $3.6 billion by 2001.

     As corporate data warehouses have grown in size and complexity, the Company believes that several challenges have prevented organizations from realizing the promise of data warehousing systems and decision support solutions. The first challenge has been integration. Traditional solutions have utilized discrete data warehousing and decision support software purchased from many different vendors, including separate data extraction tools, data cleansing tools, data sorting packages, relational database management systems, report writers, analysis tools and distribution packages. Integrating these point products is difficult and often limits the capability of the overall solution. The second challenge has been user scalability. Traditional solutions were designed to handle a small number of users and were not designed to meet the needs of a large number of simultaneous users with diverse, individual requirements. The third challenge has been performance. Discrete data warehousing and decision support software applications often have difficulty aggregating complex enterprise data into a single business view of information, which is critical for processing information requests efficiently. The fourth challenge has been cost and complexity. Many large data warehousing projects cost several million dollars and take a year or more to implement.

     Most importantly, the emergence of the Internet has challenged the continued viability of traditional data warehousing and decision support software as the best approach to enterprise-wide information access, analysis and delivery. The Internet provides organizations with a low-cost infrastructure to connect their customers, suppliers, partners and employees directly with the information they need. Organizations are using the Internet to streamline their marketing, sales and support processes and offer enhanced customer service capabilities. Examples of these initiatives include enabling customers to use the Internet to research product features, order products, check order status and obtain on-line service and support. Organizations are also using the Internet to track key business information regarding sales, customers, suppliers, distributors, assets and resources, and to make that information widely available to employees when and where they need it. As the number of Internet users continues to grow, the Company believes that the demand for Web-based information access, analysis and delivery will increase significantly. IDC forecasts that total commerce on the Internet will grow from an estimated $12.4 billion in 1997 to $239.5 billion in 2001, with the business-to-business component growing from an estimated $7.3 billion to $179.4 billon in the same period.

NEED FOR A NEW SOLUTION

     The Company believes that new demands for high performance information access, analysis and delivery, particularly through the Internet, have stretched the capabilities of traditional data warehousing and decision support systems. Many organizations now require a new generation of Enterprise Intelligence solutions that can leverage Internet technologies and accommodate the rapidly growing number of internal and external users who need to access business-critical information. To be most effective, the Company believes that these solutions should satisfy four critical requirements:

     - First, solutions must be capable of accessing and assembling increasing amounts of data from multiple, disparate and complex sources into a single business view of information for the end user.

     - Second, solutions must be capable of scaling to hundreds and thousands of concurrent users and delivering information through the bandwidth of many Internet connections, as well as through new access devices such as hand-held computers and alphanumeric pagers.

     - Third, solutions must deliver information fast enough to meet the demands of the new business environment, particularly the performance requirements of e-Business and Internet applications.

     - Fourth, solutions should be delivered by a single vendor that can provide a complete, integrated product and the professional services required to implement a working, timely solution.

THE SAGENT SOLUTION

     Sagent offers a new generation of Enterprise Intelligence software solutions designed to address organizations' rapidly growing information access, analysis and delivery needs. The Sagent DMS product suite provides end-to-end, fully integrated data movement, access, analysis and presentation capabilities on all major database platforms and is specifically designed to deliver information over the Internet. The Sagent DMS product suite utilizes a multi-dimensional data structure known as a Star Schema and advanced dataflow technology to construct and provide access to data marts capable of handling some of the most complex and demanding Enterprise Intelligence requirements. Sagent's data marts, which are data warehouses that contain a subset of specific corporate data, provide a more detailed, single business view of information that is focused on the needs of a specific group of users. Sagent's Web technology enables the distribution of information throughout the organization and gives end users the ability to access and analyze data through common Web browsers. Sagent also offers Sagent Professional Services, which include system and application design, implementation and education services, to facilitate the successful implementation of the Sagent DMS product suite.

     Sagent believes its solution provides the following key benefits:

     High Performance Internet Access. The Sagent DMS product suite is designed to provide customers with the ability to access, analyze and deliver critical information easily and rapidly over the Web. The Sagent architecture utilizes Internet based processing capabilities to minimize the bandwidth required for the delivery of information over the Web and other new access technologies. This technology significantly reduces the waiting time for Web-page processing and information delivery, thus increasing user productivity.

     Single Business View of Information. The Sagent DMS product suite utilizes a 32-bit application server, a proprietary dataflow model and Star Schema data structure to create a single business view of information from complex, disparate data sources. The Company believes this consolidated view of information allows Sagent users to access and analyze complex data more easily and rapidly than with traditional solutions. This approach also allows Sagent's customers to manage the rapidly growing levels of data within their organizations.

     Highly Scalable. Sagent's use of advanced bandwidth management technology, combined with its core Star Schema data structure, enables the Sagent DMS product suite to provide Web-based information access and data analysis capabilities to thousands of users without degrading application performance and availability.

     Low Total Cost of Ownership. The Sagent DMS product suite is designed to deliver low total cost of ownership by leveraging industry standards such as the Windows NT operating system and other Microsoft technology, by providing an integrated product suite to lower implementation time and cost, and by providing extensive administrative functionality to reduce ongoing systems management burdens.

STRATEGY

     Sagent's objective is to become a leading provider of Enterprise Intelligence software solutions to address organizations' rapidly growing information access, analysis and delivery needs.

     The following are key elements of the Company's strategy:

     Focus on Internet Market Opportunity. The Company believes that the growing global use of the Internet is driving widespread implementation of new e-Business applications. These applications depend on the efficient access, analysis and presentation of enterprise data. By providing a product that delivers large amounts of highly complex data through the Web to large numbers of simultaneous users, the Company believes that its products can be a foundation and enabler of Web-based Enterprise Intelligence and e-Business applications.

     Extend Product Functionality and Technology Leadership. The Company believes it provides the first fully integrated, end-to-end Enterprise Intelligence software solution capable of meeting the performance demanded by the emerging e-Business environment. The Company is currently developing the next version of the Sagent DMS product suite, which is being designed to significantly enhance user scalability, and which is currently scheduled for release in the first half of 1999. The Company plans to add capabilities that broaden and complement the Sagent DMS product suite, such as data analysis (including data mining, forecasting and modeling), data visualization, data sorting, Web querying, extraction of data from SAP applications and information broadcasting. In addition, the Company may introduce new international versions of its products and may port its products to additional UNIX platforms as opportunities arise. Although the Company expects that certain of its new products will be developed internally, the Company may, based on timing and cost considerations, acquire technology or products from third parties.

     Offer Pre-Built Enterprise Intelligence Applications. The Company believes there is a large market for pre-built applications that utilize the underlying analytical capabilities of the Sagent DMS product suite and offer "out of the box" functionality in targeted vertical markets. To date, the Company has designed, developed and marketed such applications in conjunction with strategic partners, including Siebel, Advent Software, Inc. ("Advent") and Automatic Data Processing, Inc. ("ADP"). In the future, Sagent plans to leverage the vertical and functional knowledge gained through these relationships and through implementations by its Professional Services Group to develop other pre-built Enterprise Intelligence applications.

     Broaden Distribution and Strategic Relationships. The Company believes that it can continue to expand its market penetration and build its brand recognition by aggressively expanding its direct sales force; pursuing strategic relationships with selected enterprise application vendors, consulting firms, system integrators and development partners; and expanding its network of resellers and distributors. To date, the Company has entered into relationships with companies such as Microsoft Corporation ("Microsoft"), Oracle Corporation ("Oracle"), Siebel, ADP, Advent and USinternetworking, Inc. ("USinternetworking"). The Company also believes that a significant opportunity exists to sell its products internationally and intends to leverage its existing distributor relationships in Europe and Japan and expand its direct and indirect international sales efforts to exploit this opportunity.

     Provide High Quality Services to Customers. The Company provides comprehensive implementation, support and training services to help customers adopt Sagent products and build customer satisfaction, strong references and long-term relationships. The Company plans to continue to expand its professional services capabilities and infrastructure. In addition, Sagent intends to expand the education and training services it offers to its strategic partners and resellers to help these companies market Sagent products more effectively.

     Exploit Rapid Growth of Microsoft Windows NT. The Company will continue to focus its development efforts on the Microsoft Windows NT platform. Sagent believes Windows NT is rapidly gaining share in the enterprise computing market due to its ease of maintenance and cost effectiveness. IDC projects that the installed base of Windows NT-based servers will increase from 1.6 million in 1997 to 5.9 million in 2002. The Company believes that the Sagent DMS product suite has a competitive advantage in leveraging the growth of the Windows NT platform because it was designed to optimize Microsoft technology.

PRODUCTS

     The Sagent DMS product suite is comprised of software application servers that handle the core components of an end-to-end solution, as well as end user analysis applications.

  [Graphic depiction of the components of the Company's product architecture]

     As illustrated above, the Sagent DMS product suite consists of three core functional areas: Data Load and Management, Data Access and Analysis, and Administration and Design.

     DATA LOAD AND MANAGEMENT

     Sagent Data Load Server. The Sagent Data Load Server extracts data from multiple client/server and mainframe databases, transforms that data into a Star Schema data structure, and then loads that data into a Sagent data mart. The server relies upon a 32-bit multithreaded architecture to achieve its high level of performance.

     DATA ACCESS AND ANALYSIS

     Sagent Data Access Server. The Sagent Data Access Server delivers the data loaded into a Sagent data mart to end users. The server is designed to allow large numbers of users to access and analyze data stored in Star Schema structures. The server relies upon a 32-bit multithreaded architecture to achieve its high level of performance.

     Sagent WebLink Server. The Sagent WebLink Server is a high performance, scalable application server that delivers information from the Sagent Data Access Server, allowing end users to query, analyze and report business information from a Web browser. The server also provides management capabilities that maintain the security and availability of Internet connections.

     Sagent Statistical Calculator. The Sagent Statistical Calculator adds advanced statistical analysis capabilities to the Sagent Data Access Server. The calculator allows organizations to automate statistical analyses of large, complex data sets, thereby improving the single business view of information distributed to end users.

     Sagent Information Studio. Sagent Information Studio enables users to access and analyze an organization's information in client/server environments. Information Studio, as well as WebLink Server, can be integrated with Microsoft Excel to aid in exporting result sets to spreadsheets for further analysis.

     The following reporting and analysis products can be integrated with the Sagent DMS product suite:

     Sagent Reports. Sagent Reports allows end users to create, publish and view graphically rich presentations of corporate information.

     Sagent Analysis. Sagent Analysis provides a wide range of analytical capabilities for business data, such as rankings, deciles, periodic and exception reporting. The product's drill down analysis capabilities allow users to view information in either cross-tabular or chart format.

     StatView for Sagent. StatView for Sagent provides an end user with the ability to create, publish and view complex statistical analyses of corporate data in client/server environments.

     ADMINISTRATION AND DESIGN

     Sagent Design Studio. Sagent Design Studio provides a visual environment for describing data and designing the flow of data for both loading and accessing a data mart. Sagent Design Studio minimizes the requirement that users have in-depth knowledge of databases, networks and operating systems and allows them to concentrate on the business purpose of accessing, analyzing and delivering information.

     Sagent Admin. Sagent Admin enables administrators to manage and control one or more Sagent DMS servers from a single location. In addition, Sagent Admin manages user security and access privileges.

     Sagent Automation. Sagent Automation automates common tasks within the Sagent DMS product suite, such as data loading, error recovery and quality assurance. Tasks can be initiated by events such as a pre-determined time of day or date, reaching disk storage capacity or the availability of new data.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

     The Sagent Professional Services Group offers an extensive set of consulting and education services to the Company's customers. The Sagent Professional Services Group has significant experience in the design and implementation of Enterprise Intelligence applications using a Star Schema data architecture. Sagent's customers are able to select an appropriate level of support for their implementations, including project planning, design and implementation assistance.

     In addition to consulting services, the Sagent Professional Services Group offers design and product training classes to facilitate customer success in initial implementations and provide a foundation for expanding the use of Sagent products in customer organizations. The Sagent Professional Services Group also offers to third party consultants product certification training, which the Company believes helps develop market awareness of its product offerings.

CUSTOMERS

     The following is a representative list of the Company's customers that have purchased more than $75,000 in product licenses or services from the Company since January 1, 1997.

ARINC                           DiaLogos                    Mashantucket Pequot Tribal
Automated Data Processing       Eddie Bauer                 Nation
AT&T                            Ernst & Young               MCI WorldCom
Barnesandnoble.com              Express Scripts/ValueRx     Miller Freeman
Bell Communications Research    Farm Credit Services        NationsBanc
BellSouth Cellular              General American            NETCOM On-Line
BellSouth Entertainment         Transportation              Communication Services
CEISS/BC Ministry of Education  Hoechst Marion Roussel      Nordstrom
CellStar                        GPU Energy                  Nycomed
Ceridian                        J.P. Morgan & Co.           PairGain Technologies
City of Santa Clara             Jiffy Lube International    Pharmaceutical Care Network
Cohn & Wells                    John Hopkins University     Prudential Insurance
Deutsche Financial Services     Kaufman & Broad Home        Rohm & Haas
                                Kawasaki Steel Systems R&D  The Application Group

     In 1997, the Company received in excess of 10% of its total revenues from each of Oracle Corporation and Automated Data Processing.

CASE STUDIES

     The following case studies illustrate how certain of the Company's customers have utilized the Sagent DMS product suite:

     PHARMACEUTICAL CARE NETWORK

     Pharmaceutical Care Network ("PCN") is a pharmacy benefits management and healthcare information services company.

     Business Challenge. PCN was one of the first pharmacy benefit management companies to institute on-line, real-time claim processing for a nationwide network of participating pharmacies. When a plan participant presents a prescription at a PCN participating pharmacy, the applicable plan guidelines are referenced on-line instantly, ensuring that a customer pays for appropriate and eligible prescriptions at the contracted price. PCN wanted to leverage the information it was gathering through its nationwide network of pharmacies to improve the level of service across its pharmaceutical care value chain, including plan members, health care providers and plan sponsors and affiliated pharmacies. To provide this service, PCN wanted to install an Enterprise Intelligence solution that would allow customers to access and analyze the vast amounts patient care information through a Web browser.

     Solution. PCN established MedIntelligence, a family of information-based products for its pharmaceutical care value chain, to screen and review prescription data, initiate notifications that identify drug therapy problems and recommend action to improve the quality and cost of patient care. PCN selected the Sagent DMS product suite as the core of MedIntelligence to integrate large amounts of disparate information within the PCN network and to rapidly deliver MedIntelligence products over the Web. The MedIntelligence products and the Sagent DMS product suite furnishes healthcare providers with access to a more complete view of patient drug regimens, which reduce the risk of harmful drug interactions, and provide health care payers and plan administrators with the ability to monitor pharmacy related plan costs and usage trends.

     CELLSTAR CORPORATION

     CellStar Corporation ("CellStar") is an integrated wholesaler and retailer of wireless handsets and other wireless communication products, with operations in the U.S., Asia/Pacific, Latin America and the U.K.

     Business Challenge. CellStar required a solution to provide its global sales force and key customers access to sales data for analysis and presentation. In particular Cellstar wanted to provide it's employees with the ability to monitor sell through, perform customer rankings and identify high margin products. In addition CellStar wished to provide it's key customers and vendors with worldwide data on the most popular products by volume to maximize their revenue opportunity.

     Solution. CellStar uses the Sagent DMS to manage and access CellStar data. The Sagent Analysis desktop module with Sagent's WebLink lets users perform multidimensional analysis on the data mart to gain sales data information either from a client/server environment for their internal employees and through a Web browser for their global sales force, customers and vendors. While the WebLink facility is used to provide access to data mart information to general users, Sagent's Information Studio with the analysis module is generally utilized by internal business analysts. This Enterprise Intelligence solution provides CellStar's manufacturers and key customers with the ability to analyze sell-through data so that they can determine which products are selling at acceptable margins to make better informed channel marketing decisions.

TECHNOLOGY

     The Company has invested significant resources in developing leading technologies and believes that utilizing a Star Schema data architecture and the Company's advanced dataflow technology to construct and provide access to data marts gives it a competitive advantage over traditional solutions. The Company also believes that its technology maximizes the advantages of an Internet based architecture to provide one of the most scalable solutions currently offered in the market. The following are the key underlying technologies of the Sagent DMS product suite:

     Dataflow Technology. Sagent's dataflow technology is the foundation for the Sagent DMS load and access servers. Dataflow technology allows users to rapidly construct processes that load and access a data mart without writing code. These services relieve the need for users to have in-depth knowledge of databases, networks and multithreaded operating systems and allow them to concentrate on the application they are building. The dataflow engine executes the processes that are visually designed by the user. The dataflow technology is implemented using the COM (Component Object Model) standard developed by Microsoft. The utilization of a modular, language-independent component technology allows customers and resellers to incorporate new functionality into the product via a transform software development kit. This same development kit provides the Company with the ability to add new functionality to the server rapidly and send it to the customer electronically without requiring a complete upgrade of the system.

     Star Schema Design. The Company has implemented a set of dataflow components to support the loading and accessing of Star Schemas. Star Schemas are a database design technique used to provide high performance for ad hoc data analysis within a relational database by minimizing the number of relations to process in a query. By combining query generation with the dataflow engine's processing capability, the Company provides power and speed to users accessing Star Schema structured data. In addition, the Sagent DMS product suite provides a set of specialized dataflow components for loading Star Schemas that significantly lowers the implementation time for the Sagent DMS product suite.

     Internet-Based Architecture. The Company has developed an architecture that utilizes the network of computing tiers that comprise the Web. These tiers include browsers, Internet servers, data access servers, data load servers and database servers. The efficient usage of CPU cycles and memory provided by these tiers enables the Sagent DMS product suite to achieve a high degree of scalability and performance. In addition, on-demand data delivery minimizes bandwidth usage, improving the rate at which information is delivered to users.

SALES AND MARKETING

     Sales. The Company sells its products and services in North America primarily through its direct sales and services organization. The Company has domestic sales offices in California, Colorado, Connecticut, Florida, Georgia, Massachusetts, New York, Pennsylvania, Texas, Illinois and Virginia. The direct sales process involves the generation of sales leads through direct mail, seminars, telemarketing, advertising and the Web. The Company's field sales force typically conducts demonstrations and presentations of the Company's products to developers and management at customer sites as part of its direct sales effort. The time between initial customer contact and an actual sales order may span six months or more. See "Risk Factors--Our Products Have Lengthy Sales Cycles."

     Within the Company's direct sales group, a separate group targets strategic partnerships with industry-leading application software providers such as Siebel, Advent, ADP and Oracle. These vendors embed all or a portion of the Company's products within their own applications and then sell the integrated products to their customers. The enterprise application vendor's customer receives a license to use the Company's products solely in conjunction with the vendor's application with which Sagent DMS products are integrated. Enterprise application vendors provide the first level of post-sales support to customers. The Company also utilizes a limited number of resellers, such as Unisys Corporation, USinternetworking and Cap Gemini Group, that remarket the Company's products to their customer base. Resellers are offered discounts on the Company's products and sell a full use license of the product. The Company's resellers do not provide post-sales support. The Company's ability to achieve revenue growth in the future will depend in large part on its success in expanding its direct sales force and in further establishing and maintaining relationships with enterprise application vendors and resellers. See "Risk Factors--We Rely Substantially on Our Channel Partners."

     The Company also sells its products internationally through distributors located in France, Germany, Japan, South Africa and the United Kingdom. These distributors perform some or all of the following functions: sales and marketing, systems integration, software development, and ongoing consulting training and customer support. In exchange for providing such services, the Company offers its distributors discounts on products. International sales are subject to certain risks, including, but not limited to, costs of localizing products for foreign countries, dependence on local vendors, currency fluctuations and greater difficulty or delay in accounts receivable collection. See "Risk Factors--Risks Associated with International Operations."

     Marketing. The Company has a comprehensive marketing strategy which includes public relations, user group meetings, programs to work closely with analysts and other influential third parties, and direct mail campaigns. The Company also utilizes the Web for advertising campaigns on frequently visited Web sites including those of its strategic partners. The Company uses its Web site, www.sagenttech.com, to establish its market presence, generate leads and extend its program offerings to customers and strategic partners. A key element of the Company's marketing strategy is to leverage its relationship with Dr. Ralph Kimball, one of the Company's consultants and strategic partners, by sponsoring his data mart design courses. The Company has also invested in building a partner and channel marketing function to recruit, train, support and offer co-marketing opportunities to technology partners and resellers.

RESEARCH AND PRODUCT DEVELOPMENT

     The Company's research and development group is organized by product teams, which consist of product managers, software engineers, quality assurance engineers and technical documentation specialists. The teams are encouraged to maintain consistent architectural standards, engineering practices, quality goals and documentation standards across a broad product line. The product teams use a phased development approach that monitors cost, schedule, quality, time, functionality and customer satisfaction. The Company has established an executive product steering committee which reviews the progress of individual product teams at each phase of development. In order to incorporate customer needs in product releases, the product teams actively solicit requirements from customers, user groups, professional services, industry analysts and technical support.

     The Company's total expenses for research and development for the year ended December 31, 1996, 1997 and 1998 were $3.4 million, $5.0 million and $6.0 million respectively. The Company believes that research and development expenses will continue to increase in the future. To date, the Company's development efforts have not resulted in any capitalized software development costs.

     The Company has made substantial investments in research and development. The Company is currently developing the next version of the Sagent DMS product suite, which is being designed to significantly enhance user scalability, and is currently scheduled for release in the first half of 1999. The Company plans to add capabilities that broaden and complement the Sagent DMS product suite, such as data analysis (including data mining, forecasting and modeling), data visualization, data sorting, Web querying, extraction of data from SAP applications and information broadcasting. In addition, the Company may introduce new international versions of its products and may port its products to additional UNIX platforms as opportunities arise. Although the Company expects that certain of its new products will be developed internally, the Company may, based on timing and cost considerations, acquire technology or products from third parties.

     The Company believes that its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. The Company's inability to enhance its existing products and develop new ones in a timely and effective manner, could have a material adverse effect upon the Company's business, financial condition and operating results. See "Risk Factors--We Depend upon New Product Development," "--Evolving Technology Standards May Impact Our Products" and "--Risk of Software Defects and Potential Product Liability."

COMPETITION

     The markets for the Company's products are intensely competitive and subject to rapidly changing technology. The Company competes against providers of decision support software, data warehousing software, enterprise application software and e-Business software. The primary bases of competition in this market include performance, scalability, ease of use, operating platform and cost of ownership.

     The Company's competitors providing traditional decision support software include Brio Technology, Inc., Business Objects S.A., Cognos Incorporated, Information Advan-tage, Inc. and MicroStrategy, Inc. The Company's competitors providing data warehousing software include Ardent Software, Inc., Informatica Corporation, Information Builders, Oracle, PLATINUM Technology, Inc. and SAS Institute, Inc. In addition, enterprise application software vendors such as Baan Company N.V., J.D. Edwards & Company, PeopleSoft, Incorporated and SAP AG are beginning to offer decision support and analytical modules, although each tends to support the analysis of data only from its own operational systems. One or more of these companies may expand its technologies to support greater Enterprise Intelligence functionality. The Company may also face competition from vendors of products and turn-key solutions for e-Business applications that could include Internet based information functionality.

     Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. The Company's competitors may be able to respond more quickly than the Company can to new or emerging technologies and changes in customer requirements. Competition could seriously harm the Company's ability to sell additional software and maintenance and support renewals on terms favorable to the Company. Competitive pressures could reduce the Company's market share or require it to reduce the price of products, either of which could materially and adversely affect the Company's business, financial condition and operating results.

INTELLECTUAL PROPERTY

     The Company seeks to protect its software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. For example, the Company licenses rather than sells its software and requires licensees to enter into license agreements that impose certain restrictions on the licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its trade secrets, by, among other things, requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and restricting access to the Company's source code.

     The Company has two patent applications pending and one patent application allowed in the United States with respect to certain aspects of its software. None of these patents have been issued, and there can be no assurance that any patents will be issued pursuant to these applications or that, if granted, such patent would survive a legal challenge to its validity or provide significant protection to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult. While the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect the Company's proprietary rights as fully as in the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     From time to time, the Company may be involved in intellectual property disputes. In May 1998, Acta Technology, Inc. ("Acta") filed suit against the Company alleging, among other things, copyright infringement, and the Company filed suit against Acta alleging misappropriation of Company trade secrets. Other than Acta, the Company has not been notified that the Company's products infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. See "--Legal Proceedings" and "Risk Factors--Risks Associated with Intellectual Property."

     The Company relies upon certain software to perform key functions that it has licensed from Opalis S.A. for its Sagent Automation product. This license may not continue to be available to the Company on commercially reasonable terms. The loss of this license could result in delays or reductions of shipments of the Sagent Automation product until equivalent software could be developed, identified, licensed and integrated, which could materially adversely affect the Company's business, financial condition and operating results.

EMPLOYEES

     As of December 31, 1998, the Company had a total of 152 employees, of whom 147 were based in the United States and 4 were based internationally. Of the total, 60 were engaged in sales and marketing, 43 in research and development, 32 in professional services and customer support, and 17 in finance, administration and corporate operations. The Company's future performance depends in significant part on its continuing ability to attract, train and retain highly qualified technical, sales, service, marketing and managerial personnel. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors--We Need to Recruit Additional Personnel and We Depend on Our Key Personnel."

FACILITIES

     The Company's principal offices currently occupy approximately 34,000 square feet in Mountain View, California pursuant to a lease which expires in October 2003. In addition, the Company also leases executive suites on a short-term basis for North American offices in Englewood, Colorado; Atlanta, Georgia; Orlando, Florida; Plantation, Florida; Chicago, Illinois; Wellesley, Massachusetts; New York, New York; Bala Cynwyd, Pennsylvania; Houston, Texas; Alexandria, Virginia and Toronto, Ontario. The Company believes that its facilities are adequate for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of the Company's operations.

LEGAL PROCEEDINGS

     In May 1998, Acta filed suit against the Company alleging copyright infringement of certain of its software code. In addition, Acta alleged that the Company committed conversion, fraud and unfair competition. Acta sought a declaration that it did not misappropriate any of the Company's trade secrets. Acta also sought injunctive relief, monetary damages, costs and attorneys' fees. In May 1998, the Company filed suit against Acta and its founders alleging misappropriation of the Company's trade secrets, breach of contract, violation of the covenant of good faith and fair dealing, breach of confidence, fraud and unfair competition. The Company and Acta have agreed to mediate the dispute; however, this mediation may not be successful. If the dispute is not resolved in mediation and the parties do not otherwise settle the dispute, the Company could incur substantial expenses and the attention of the Company's development and management personnel may be diverted. Litigation of this type is inherently uncertain, especially because it involves complex technical issues. The Company can give no assurance that it will prevail in the litigation against Acta or that it will successfully defend Acta's claim. See "Risk Factors--Risks Associated with Intellectual Property."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company as of January 29, 1999 are as follows:

                   NAME                     AGE                   POSITION
                   ----                     ---                   --------
Kenneth C. Gardner........................  48     President, Chief Executive Officer and
                                                   Director
John E. Zicker............................  42     Executive Vice President, Technology,
                                                   Chief Technology Officer and Director
W. Virginia Walker........................  53     Executive Vice President, Finance and
                                                   Administration, and Chief Financial
                                                   Officer
Thomas M. Lounibos........................  42     Executive Vice President, Sales and
                                                   Marketing
Kenneth C. Holcomb........................  49     Vice President, Operations
Michael P. Venerable......................  36     Vice President, Professional Services
Shanda Bahles (a)(b)......................  43     Director
Richard W. Shapero(a)(b)..................  51     Director
Jeffrey T. Webber.........................  46     Director
Klaus S. Luft(c)..........................  57     Director designee

-------------------------
(a) Member of the Audit Committee.

(b) Member of the Compensation Committee.

(c) The Board of Directors has appointed Mr. Luft to the Board of Directors, and Mr. Luft has agreed to join, effective as of the first meeting of the Board of Directors following completion of the offering.

     Kenneth C. Gardner. Mr. Gardner has been President, Chief Executive Officer and a director since commencement of operations in June 1995. From March 1994 until March 1995, Mr. Gardner was Vice President of Products at Borland International, Inc. ("Borland"), which has since changed its name to Inprise Corporation, an enterprise applications company. From February 1992 until March 1994, Mr. Gardner was President, Chief Executive Officer and a co-founder of ReportSmith, Inc. ("ReportSmith"), a database report applications company, which was purchased by Borland in 1994. Mr. Gardner is a director of ObjectSwitch Corp., Data Sage, Inc. and CommerceOne Inc., which are privately held companies. Mr. Gardner received his B.S.C. degree in Finance from the University of Louisville.

     John E. Zicker. Mr. Zicker has been Executive Vice President, Technology, Chief Technology Officer and a director since the Company's commencement of operations in June 1995. From March 1994 until May 1995, Mr. Zicker was Director of Client/Server Development at Borland. From February 1992 until March 1994, Mr. Zicker was Vice President of Technology and a co-founder of ReportSmith. Mr. Zicker has 13 years experience in software development and image processing at NASA Ames Research Center, Lawrence Livermore Laboratories and the Stanford Linear Accelerator Center. Mr. Zicker received his B.S. degree in Electrical Engineering at the University of California at Davis and his M.S. degree in Electrical Engineering from the University of Wisconsin at Madison.

     W. Virginia Walker. Ms. Walker has been Executive Vice President, Finance and Administration, and Chief Financial Officer since January 1998. From June 1996 to January 1998, Ms. Walker pursued personal interests. From November 1995 until June 1996, Ms. Walker was Executive Vice President of Finance and Administration, Chief

Financial Officer and Secretary of JTS Corporation, a publicly traded disk drive manufacturer. From May 1985 until September 1995, Ms. Walker worked at Scios Nova, Inc., a publicly traded biopharmaceutical company, where she held the positions of Vice President of Finance and Administration and Chief Financial Officer. Ms. Walker received her B.S. degree in Business Administration, Accounting from San Jose State University.

     Thomas M. Lounibos. Mr. Lounibos has been Executive Vice President, Sales and Marketing since January 1999. Mr. Lounibos was the Company's Executive Vice President, Worldwide Sales, from October 1998 until January 1999 and was the Company's Vice President, Sales from March 1996 until October 1998. From October 1995 until March 1996, Mr. Lounibos was Vice President of Sales for ParcPlace-DigiTalk Incorporated ("ParcPlace-DigiTalk"), an object-oriented programming tools company, and from November 1993 until October 1995 Mr. Lounibos was Vice President of Sales for DigiTalk, Incorporated, which was acquired by ParcPlace Incorporated. Prior to joining DigiTalk, Mr. Lounibos worked for Knowledgeware, Incorporated, a software company, where he served as Vice President of Sales--Western United States and Vice President of Marketing. Mr. Lounibos received his B.S. degree in Business Economics from the University of San Francisco.

     Kenneth C. Holcomb. Mr. Holcomb has been Vice President, Operations since March 1998. From March 1997 until February 1998, Mr. Holcomb was Vice President, Operations of Pilot Network Services, Inc., a publicly-traded network security company. From May 1996 until February 1997, Mr. Holcomb was Vice President, Systems Integration of WorldCom, Inc., a publicly traded telecommunications company. From January 1996 until May 1996, Mr. Holcomb was Vice President, Internet Development of MFS Communications Company, Inc., a telecommunications company. From January 1992 until December 1996, Mr. Holcomb was Senior Vice President, Customer Service and Operations of MFS Datanet, Inc., and subsidiary of MFS Communications, Inc. a data communications company. Mr. Holcomb received his B.A. degree in Business Administration, Finance, from the University of Notre Dame.

     Michael P. Venerable. Mr. Venerable has been Vice President, Sagent Professional Services since March 1998. In March 1992, Mr. Venerable founded Talus, a data warehousing consulting firm, and served as its President until February 1998, when the Company acquired Talus. Mr. Venerable received his B.S. degree in Criminal Justice from the University of Dayton.

     Shanda Bahles. Ms. Bahles has been a director of the Company since May 1995. Since May 1991, Ms. Bahles has been a General Partner of El Dorado Ventures, a venture capital firm. Ms. Bahles joined El Dorado Ventures as an associate in June 1987. From 1979 to 1985, Ms Bahles held various engineering, marketing and management positions with Millennium Systems, Inc., a systems integration company, and Fortune Systems Corporation, a workstation manufacturer. Ms. Bahles is a director of Pilot Network Services, Inc., a publicly traded company, and Women.com Networks, Inc., Poet Holdings, Inc. and MS2, Inc., which are privately held companies. Ms. Bahles received her B.S.E.E. and M.B.A. degrees from Stanford University.

     Richard W. Shapero. Mr. Shapero has been a director of the Company since May 1995. Since April 1993, Mr. Shapero has been a General Partner of Crosspoint Venture Partners, a venture capital firm. From January until June 1992, Mr. Shapero was Chief Operating Officer of Shiva Corporation, a networking company. Previously, he was a Vice President of Sun Microsystems, Inc., Senior Director of Marketing of AST Research, Inc. and held marketing and sales positions at Informatics General Corporation and UNIVAC's

Communications Division. Mr. Shapero is a director of Covad Communications Group, Inc., a publicly traded company, and Digital Island, Inc., Diamond Lane Communications Corporation, NetBoost Corporation, Fabrik Communications, Inc., ObjectSwitch Corp., Jetstream Communications, Inc., AristaSoft Corporation and iBeam Broadcasting Corporation, which are privately held companies. Mr. Shapero received his B.A. degree in English from the University of California at Berkeley.

     Jeffrey T. Webber. Mr. Webber has been a director of the Company since September 1995. Mr. Webber founded, and since January 1991 has served as President of, R.B. Webber & Company, Inc., a management consulting firm. From 1987 to January 1991, he was a partner of Edgar, Dunn & Company, a management consulting firm. Mr. Webber serves as a director of Sybase, Inc., a publicly traded company, and CommerceOne, Inc., enCommerce, Inc., Persistence Software, Inc., Spear Technologies, Inc. and Workwise Software, Inc., which are privately held companies. Mr. Webber received his B.A. degree in American Studies from Yale University.

     Klaus S. Luft. Mr. Luft is the founder and President of MATCH -- Market Access for Technology Services GmbH, a provider of sales and marketing services to high technology companies, since February 1994. Mr. Luft is also the founder, owner and President of ISAR-Vermogensverwaltung GbR mbH ("ISAR"). Since August 1990, Mr. Luft has served as an International Advisor and Vice-Chairman of Goldman Sachs Europe Limited, an investment bank. From March 1986 to November 1989, Mr. Luft was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions in marketing, manufacturing and finance for more than 17 years. Mr. Luft is a director of Dell Computer Corporation, a publicly traded company. Mr. Luft received his German Arbitur in Bruchsal, Germany.

BOARD OF DIRECTORS AND COMMITTEES

     Following the offering, the Company's Board of Directors (the "Board") will consist of six directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. Mr. Shapero and Ms. Bahles are Class I directors whose terms will expire in 2000; Mr. Webber is a Class II directors whose terms will expire in 2001; and Messrs. Gardner and Zicker are Class III directors whose terms will expire in 2002.

     The Board has a Compensation Committee and an Audit Committee. The Compensation Committee, which is comprised of Ms. Bahles and Mr. Shapero, administers the Amended 1995 Plan, the 1998 Plan and the 1999 Purchase Plan and all matters concerning executive compensation. The Audit Committee, which is comprised of Ms. Bahles and Mr. Shapero, approves the Company's independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates the Company's internal audit and control functions. Each of these committees was established in February 1997.

DIRECTOR COMPENSATION

     The Company does not pay any compensation to directors for serving in that capacity, nor does it reimburse directors for expenses incurred in attending board meetings. The Board has the discretion to grant options to non-employee directors pursuant to the Director Plan. See "Management--Employee Benefit Plans--Director Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently comprised of Ms. Bahles and Mr. Shapero. Neither of these individuals has at any time been an officer or employee of the Company. Prior to formation of the Compensation Committee, all decisions regarding executive compensation were made by the full Board. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation (the "Amended Certificate of Incorporation") limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation shall not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (1) for any breach of their duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful Stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and agents and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

     The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other Company or enterprise to which the person provides services at the request of the Company. In addition, the Company intends to obtain directors' and officers' insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities The Company believes that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation that the Company paid during the year ended December 31, 1998 to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose salary and bonus exceeded $100,000 during such fiscal year (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                           COMPENSATION
                                                           ------------
                                    ANNUAL COMPENSATION     SECURITIES
                                    --------------------    UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION      SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION(A)
   ---------------------------      ---------   --------   ------------   ---------------
Kenneth C. Gardner................  $225,000    $ 90,000          --           $366
  President and Chief Executive
  Officer
John E. Zicker....................   150,000      60,000          --            120
  Executive Vice President,
  Technology and Chief Technology
  Officer
W. Virginia Walker................   173,965      69,586     180,000            240
  Executive Vice President,
  Finance and Administration and
  Chief Financial Officer
Thomas M. Lounibos................   164,590     124,420(b)    90,000           120
  Executive Vice President, Sales
  and Marketing
Perry S. Mizota(c)................   140,000      35,000          --             72
  Former Vice President, Marketing

-------------------------
(a) Consists of premiums paid on term life insurance.

(b) Consists of commissions calculated based on Company revenues.

(c) Perry S. Mizota resigned from his position as Vice President, Marketing of the Company effective January 29, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each stock option grant to each of the Named Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted during such fiscal year.

                                              INDIVIDUAL GRANTS(A)                     POTENTIAL REALIZABLE
                             ------------------------------------------------------      VALUE AT ASSUMED
                                NUMBER                                                 ANNUAL RATES OF STOCK
                             OF SECURITIES       % OF                                 PRICE APPRECIATION FOR
                              UNDERLYING     TOTAL OPTIONS   EXERCISE                     OPTION TERM(C)
                                OPTIONS       GRANTED TO     PRICE PER   EXPIRATION   -----------------------
           NAME                 GRANTED        EMPLOYEES     SHARE(B)       DATE         5%           10%
           ----              -------------   -------------   ---------   ----------   ---------   -----------
Kenneth C. Gardner.........          --             --            --            --          --            --
John E. Zicker.............          --             --            --            --          --            --
W. Virginia Walker.........     180,000          13.12%        $2.90      01/20/08    $328,283    $  831,934
Thomas M. Lounibos.........      90,000           6.56%         7.00      12/28/08     396,204     1,004,058
Perry S. Mizota............          --             --            --            --          --            --

-------------------------
(a) All options granted during the fiscal year were granted under the Amended 1995 Plan and the 1998 Plan (collectively, the "Stock Plans"). Each option becomes exercisable according to a vesting schedule, subject to the employee's continued employment with the Company. Certain options granted under the Amended 1995 Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with the Company with respect to any unvested shares. Under such agreement, the optionee grants the Company the right to repurchase any unvested shares at their original purchase price in the event the optionee's employment relationship with the Company should terminate. The Company's right of repurchase will lapse and the purchaser will vest in the balance of the shares in a series of installments in accordance with the original vesting schedule of the exercised option. The exercise price for all these options may be paid in cash, check, promissory note, shares of Common Stock, through a cashless exercise procedure involving same-day sale of the purchased shares or any combination of such methods. The Board has discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. The Company granted options to purchase 1,367,400 shares of Common Stock in the year ended December 31, 1998. Ms. Walker's option was granted under the Amended 1995 Plan in January 1998. One-forty-eighth of the shares subject to the option vest on each monthly anniversary of January 5, 1998. Mr. Lounibos' option was granted in December 1998 under the 1998 Plan. One-twenty-fourth of the shares subject to the option vest on each monthly anniversary after July 1, 1999.

(b) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted, as determined by the Board. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Officers.

(c) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any appreciation in the deemed fair market value of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth for each of the Named Officers certain information concerning the number of shares acquired upon exercise of stock options in the fiscal year ended December 31, 1998 and the number of shares subject to both exercisable and unexercisable stock options at December 31, 1998. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Common Stock as of December 31, 1998, as determined by the Board.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                      VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                       OPTIONS AT DECEMBER 31,           AT DECEMBER 31,
                           SHARES         VALUE                1998(A)                     1998(A)(B)
                        ACQUIRED ON      REALIZED    ---------------------------   ---------------------------
        NAME            EXERCISE(A)       ($)(C)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------   ----------   -----------   -------------   -----------   -------------
Kenneth C. Gardner...          --               --     100,000             --       $450,000             --
John E. Zicker.......          --               --      80,000             --        360,000             --
W. Virginia Walker...     180,000               --          --             --             --             --
Thomas M. Lounibos...     230,000       $1,244,300     118,255        141,745        624,342       $232,853
Perry S. Mizota......          --               --      50,000             --        225,000             --

-------------------------
(a) Certain options granted under the Amended 1995 Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with the Company with respect to any unvested shares. Under such agreement, the optionee grants the Company an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment relationship with the Company should terminate. The Company's right of repurchase will lapse and the purchaser will vest in the balance of the shares in a series of installments in accordance with the original vesting schedule of the exercised options.

(b) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1998 ($7.00 per share, as determined by the Board) and the exercise price of the options.

(c) Calculated by determining the difference between the fair market value of the securities underlying the option on the exercise date and the exercise price paid for such shares.

EMPLOYMENT AGREEMENTS

     The Company requires each of its employees to enter into confidentiality agreements prohibiting such employee from disclosing any confidential or proprietary information of the Company. In addition, the agreements generally provide that upon termination such employee will not work for a competitor and will not solicit Company customers and employees. At the time of commencement of employment, the Company's employees also generally sign offer letters specifying certain basic terms and conditions of employment. In general, employees of the Company are not subject to written employment agreements. However, in connection with the Company's acquisition of Talus, Michael Venerable entered into an employment agreement with the Company. See "Certain Transactions--Acquisition of Talus, Inc."

EMPLOYEE BENEFIT PLANS

     1998 Plan. The 1998 Plan provides for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for grants to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1998 Plan was approved initially by the Board and the stockholders in December 1998. Unless terminated sooner, the 1998 Plan will terminate automatically in December 2008. A total of 2,440,000 shares of Common Stock are currently authorized for issuance pursuant to the 1998 Plan, of which 2,221,100 are still available for issuance. The number of shares reserved for issuance will be subject to an annual increase every May beginning in 2000 equal to the lesser of 1,500,000 shares of Common Stock, five percent of the outstanding shares of Common Stock on the date of increase or such lesser number of shares of Common Stock as approved by the Board. No employee, director or consultant may be granted in any fiscal year of the Company options to purchase more than 2,000,000 shares of Common Stock (except in connection with his or her initial service, in which he or she may be granted options to purchase an additional 2,000,000 shares). As of December 31, 1998, no shares had been issued upon the exercise of stock options or stock purchase rights granted under the 1998 Plan, 218,900 shares were subject to outstanding options, and 2,221,100 shares remained available for future grant.

     The 1998 Plan may be administered by the Board or a committee of the Board (the "Committee," and collectively with the Board, the "Administrator"), which Administrator shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. The Administrator also has the authority to reduce the exercise price of any option or SPR to the then current fair market value, if the fair market value of the Common Stock covered by such option or SPR declined since the date of grant. In addition, the Board has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1998 Plan.

     Unless otherwise determined by the Administrator, options and SPRs granted under the 1998 Plan are not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. The exercise price for options may be paid in cash, check, promissory note, shares of Common Stock through a cashless exercise procedure involving same-day sale of the purchased shares or any combination of such exercise procedures. Options granted under the 1998 Plan must generally be exercised within 90 days of the end of optionee's status as an employee, director or consultant of the Company, or within 12 months after such optionee's termination by death or disability but in no event later than the expiration of the option's term. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Plan may not exceed 10 years.

     The 1998 Plan provides that in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each optionee of such proposed transaction. The Administrator in its discretion may provide for an optionee to have the right to exercise his or her option until 10 days prior to such transaction, including shares as to which the option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an option or SPR shall lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option or SPR will terminate immediately prior to the consummation of such proposed action.

     The 1998 Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each option must be assumed or an equivalent option substituted by the successor corporation (or its parent or subsidiary). If the outstanding options are not assumed or an equivalent option is not substituted, the optionee will fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares which would not otherwise have been vested or exercisable. In the event that an option or SPR becomes exercisable in full in the event of a merger or sale of assets, the Administrator will notify each optionee and the option or SPR will be fully exercisable for a period of fifteen (15) days from the date of such notice. The option or SPR will terminate upon the expiration of such period.

     Amended 1995 Plan. The Amended 1995 Plan provides grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, and for grants to employees, directors and consultants of nonstatutory stock options and SPRs. The original plan was approved initially by the Board and the stockholders in May 1995. The Amended 1995 Plan was approved by the Board in July 1998 and the stockholders in September 1998. A total of 3,276,000 shares of Common Stock were authorized for issuance pursuant to the Amended 1995 Plan. As of December 31, 1998, 1,214,443 shares had been issued upon the exercise of stock options or stock purchase rights granted under the Amended 1995 Plan and 2,056,580 shares were subject to outstanding options, and no shares remain available for future grant. The terms of the Amended 1995 Plan are substantially similar to those of the 1998 Plan. The Board terminated the Amended 1995 Plan as to new option grants in December 1998.

     Director Plan. The Board has the discretion to grant options to non-employee directors pursuant to the Director Plan. The Director Plan was adopted by the Board in January 1999, and is subject to stockholder approval, but it will in no event become effective until the date of this offering. The Director Plan has a term of 10 years, unless terminated sooner by the Board. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan.

     The Board has the authority to determine the terms of the options granted including the exercise price, number of shares subject to each option, exercisability thereof and form of consideration payable upon such exercise. Options outstanding at the end of an optionee's tenure as a director may be exercised only to the extent exercisable at the time of such cessation of service as a director. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each outstanding option will become fully vested and exercisable for all of the option shares, unless such outstanding option are assumed or substituted by the successor corporation (or its parent or subsidiary). In the event either outstanding options are assumed or an equivalent option substituted by the successor corporation, each outstanding option will continue to become exercisable in accordance with its original exercise schedule. If an outstanding option is assumed or substituted and the optionee's status as a director or as a director of the successor corporation terminates other than upon a voluntary resignation by the optionee, then the option will become immediately vested exercisable for all of the option shares.

     1999 Purchase Plan. The 1999 Purchase Plan was adopted by the Board in January 1999 and will be submitted the stockholders in February 1999. A total of 450,000 shares of Common Stock has been reserved for issuance under the 1999 Purchase Plan. The number of shares reserved under the 1999 Purchase Plan will be subject to an annual increase every January equal to the lesser of the number of shares optioned during the prior year or a lesser amount determined by the Board. The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented with an initial offering period commencing on the date on which the Securities and Exchange Commission declares the Company's Registration Statement effective and ending on or about October 31, 1999. Subsequent offering periods shall each have a six-month duration commencing on the first trading day on or after May 1 and November 1 of each year. The 1999 Purchase Plan is administered by the Board or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. The 1999 Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 20% of an employee's compensation (excluding commissions, overtime and other bonuses and incentive compensation), subject to the limitations of Section 423(b)(8) of the Internal Revenue Code. The price of stock purchased under the 1999 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or end of each offering period or at the end of the offering period. Employees may end their participation at any time during an offering period, and they will be refunded their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

     Rights granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each option shall be assumed or an equivalent plan substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period then in progress shall be shortened so that employees' rights to purchase stock under the 1999 Purchase Plan are exercised prior to the merger or sale of assets. The 1999 Purchase Plan will terminate in February 2009. The Board has the authority to amend or terminate the 1999 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1999 Purchase Plan.

     401(k) Plan. The Company maintains in a tax-qualified employee savings and retirement plan (the "Company 401(k) Plan") which covers all of the Company's employees who are at least 21 years of age. Pursuant to the Company 401(k) Plan, eligible employees may defer up to 25% of their pre-tax earnings, subject to the limitation under Section 415 of the Internal Revenue Code and Internal Revenue Service's annual contribution limit. The Company 401(k) Plan permits additional discretionary matching contributions by the Company on behalf of all participants in the in such a percentage amount as may be determined annually by the Board. To date, the Company has made no such matching contributions. The Company 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by employees or by the Company to the Company 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Company 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the Company 401(k) Plan invests the assets of the Company 401(k) Plan at the direction of each participant in any of a number of investment options.

                              CERTAIN TRANSACTIONS

EQUITY INVESTMENT TRANSACTIONS

     In July, August and September 1996, the Company sold an aggregate of 2,615,680 shares of its Series C Preferred Stock ("Series C Preferred") at a price per share of $2.50. In August and September 1997 and January 1998, the Company sold an aggregate of 1,572,327 shares of its Series D Preferred Stock ("Series D Preferred") at a price per share of $3.18. In February and March 1998, the Company sold an aggregate of 1,895,370 shares of its Series E Preferred Stock ("Series E Preferred") at a price per share of $5.40. Simultaneously with the consummation of this offering, all shares of preferred stock will be converted into shares of Common Stock. Listed below are those directors, executive officers and stockholders who beneficially own five percent or more of the Company's securities who participated in such financings. The Company believes that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than the Company could have obtained from unaffiliated third parties.

                                          SERIES C     SERIES D     SERIES E     AGGREGATE CASH
              STOCKHOLDER                 PREFERRED    PREFERRED    PREFERRED    CONSIDERATION
              -----------                 ---------    ---------    ---------    --------------
Entities affiliated with Crosspoint         531,708     411,130      925,926       $7,636,664
  Venture Partners(a)...................
Entities affiliated with El Dorado          531,708     411,130      485,185        5,256,662
  Ventures(b)...........................
Greylock Equity Limited Partnership.....    480,584     371,599      437,963        4,748,145
Entities affiliated with U.S. Venture     1,040,000     150,405           --        3,078,288
  Partners(c)...........................
Jeffrey T. Webber.......................      6,000(d)   58,262(e)    46,296(f)       450,272
Thomas M. Lounibos......................         --      45,785           --          145,596

-------------------------
(a) Includes shares purchased by Crosspoint Venture Partners LS 1993, Crosspoint 1993 Entrepreneurs Fund and Crosspoint Venture Partners LS 1997. Each of these funds has five general partners, each of whom shares voting and investment power over the shares held by such funds. Richard W. Shapero, a director of the Company, is a general partner of each of these entities. Mr. Shapero disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate interest therein.

(b) Includes shares purchased by El Dorado Ventures III, L.P. and El Dorado Technology IV, L.P. Each of these funds has four general partners, each of whom shares voting and investment power over the shares held by such funds. Shanda Bahles, a director of the Company, is a general partner of each of these entities. Ms. Bahles disclaims beneficial ownership of the shares held by these funds, except to the extent of her proportionate interest therein.

(c) Includes shares purchased by U.S. Venture Partners IV, L.P., Second Ventures II, L.P., U.S.V.P. Entrepreneur Partners II, L.P. and 2180 Associates Fund. Presidio Management Group IV, L.P. ("Presidio"), which is the general partner of each of these entities, has five general partners, each of whom shares voting and investment power over the shares held by Presidio.

(d) Includes (1) 4,000 shares held by Mr. Webber directly and (2) 2,000 shares held by Mr. Webber's wife. Mr. Webber is a director of the Company.

(e) Includes (1) 51,973 shares held by The Entrepreneurs' Fund, L.P., whose General Partner is BW Management LLC, of which Mr. Webber is one of the managing directors, (2) 1,572 shares held by Mr. Webber's wife, (3) 1,572 shares held by Mr. Webber directly and (4) 3,145 shares held by the First Trust Corporation fbo Jeffrey T. Webber, which is Mr. Webber's IRA account. Mr. Webber is a director of the Company. Mr. Webber disclaims beneficial ownership of the shares held by The Entrepreneurs' Fund, L.P., except to the extent of his proportionate interest therein.

(f) Includes (1) 39,352 shares held by The Entrepreneurs' Fund, L.P. and (2) 6,944 shares held by RBW Investments, LLC, of which Mr. Webber is the Managing Director. Mr. Webber disclaims beneficial ownership of the shares held by The Entrepreneurs' Fund, L.P. and RBW Investments, LLC, except to the extent of his proportionate interest therein.

RESTRICTED STOCK PURCHASE AGREEMENTS

     In February 1998, Ms. Walker, the Company's Executive Vice President, Finance and Administration, and Chief Financial Officer, exercised two options to purchase an aggregate of 180,000 shares of Common Stock and entered into Notices of Early Exercise and Restricted Stock Purchase Agreements with respect to such exercises. Ms. Walker paid the $2.90 exercise price per share for such shares by delivery of a series of three year full-recourse promissory notes bearing interest at the rate of 5.47% per annum. The notes are secured by the shares of Common Stock purchased by Ms. Walker. As of December 31, 1998, $548,499 in unpaid principal and interest was outstanding in the aggregate under the notes.

ACQUISITION OF TALUS, INC.

     In February 1998, the Company and Talus entered into an Agreement and Plan of Reorganization whereby the Company acquired Talus for total consideration of $1,170,000 in cash and 259,258 shares of Series E Preferred Stock. Michael P. Venerable, the Company's Vice President, Professional Services, was Talus' President at the time of the acquisition. Mr. Venerable received $571,051 in cash and 109,919 shares of Series E Preferred as consideration for his shares of Talus. In addition, in connection with the acquisition, Mr. Venerable entered into an employment agreement (the "Venerable Agreement") with the Company. Pursuant to the Venerable Agreement, Mr. Venerable received a salary of $123,000 and a bonus based upon performance milestones. The Company also granted Mr. Venerable an option to purchase 150,000 shares of Common Stock at an exercise price of $4.30 per share. Twenty percent of the shares subject to the option vested on the first anniversary of the date of the Venerable Agreement, 20% will vest on the second anniversary and 60% will vest on the third anniversary. In the event of a Change of Control (as defined in the Venerable Agreement) of the Company, the option will accelerate and become immediately exercisable if such options are not assumed. If Mr. Venerable's options are assumed and he is terminated for any reason other than for Cause (as defined in the Venerable Agreement) or if he voluntarily terminates his employment for Good Reason (as defined in the Venerable Agreement), after the Change of Control, the unvested portion of the option will accelerate and become immediately exercisable. If Mr. Venerable's employment is terminated for Cause or if he resigns for any reason other than Good Reason, he has agreed not to engage in a Restricted Business (as defined in the Venerable Agreement) or solicit any of the Company's employees for three years.

EXECUTIVE CHANGE OF CONTROL POLICY

     The Board has adopted an Executive Change of Control Policy (the "Policy") applicable to key executives of the Company. The Policy provides that options granted to key executives ("Key Executive Options") will be assumed upon a Change of Control of the Company (as defined in the Policy). Furthermore, if a key executive remains an employee at the time of the Change of Control, the vesting of that individual's Key Executive Options will accelerate, and the Company's right to repurchase will lapse, as to 50% of the unvested portion of such options. If a key executive is terminated for any reason other than for Cause (as defined in the Policy) or terminates employment for Good Reason (as defined in the Policy) during the one-year period after the date of the Change of Control, then the remaining unvested portion of such Key Executive Options will accelerate and become immediately exerciseable, and the Company's right to repurchase the applicable portion of such shares will lapse.

TRANSACTIONS WITH ISAR

     Klaus S. Luft, has agreed to join the Board as of the first meeting of the Board following completion of the offering, is a general partner of ISAR. The Company has entered into an agreement (the "ISAR Agreement") with ISAR, pursuant to which ISAR established a German company, Magnolia II Vermogensverwaltung GmbH ("Magnolia"), to distribute and support the Company's products in Germany, Austria and Switzerland (the "Territory"). The Company has entered into an agreement with Magnolia pursuant to which Magnolia has the exclusive right (other than with respect to value added resellers who have been or will be granted worldwide distribution rights) to distribute the Company's products in the Territory. Magnolia has agreed to pay the Company royalties on sales and maintenance of the Company's products. The Company has a call option to acquire Magnolia with cash, registrable securities or a combination of cash and registrable securities, with the acquisition price determined according to the date of the acquisition and Magnolia's revenues.

     In May 1998, the Company and ISAR entered into a Common Stock Purchase Agreement pursuant to which ISAR purchased 28,000 shares of the Company's Common Stock for an aggregate purchase price of $120,960. In May 1998, the Company granted ISAR a Warrant to purchase 22,000 shares of the Company's Common Stock at an exercise price of $5.40 per share. Mr. Luft disclaims beneficial ownership of the shares and Warrant held by ISAR except to the extent of his proportionate interest therein.

OTHER TRANSACTIONS

     The Company has entered into an Indemnification Agreement with each of its executive officers and directors.

     The Company has granted options to certain of its executive officers. See "Management--Option Grants in Last Fiscal Year."

     Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

     The Company believes that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between the Company and its principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the Board and will be on terms no less favorable that could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1998 and as adjusted to reflect the sale of Common Stock offered hereby, conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon completion of this offering and the exercise of outstanding warrants which expire or are required to be exercised upon completion of this offering for (1) each person who is known by the Company to beneficially own more than five percent of the Common Stock, (2) each of the Company's directors, (3) each of the Named Officers and (4) all directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sagent Technology, Inc., 800 W. El Camino Real, Suite 300, Mountain View, California 94040.

                                                                       PERCENTAGE
                                                                       OWNED(A)(B)
                                                    SHARES OWNED   -------------------
                                                    PRIOR TO THE    BEFORE     AFTER
                                                    OFFERING(A)    OFFERING   OFFERING
                                                    ------------   --------   --------
    5% STOCKHOLDERS:
      Entities affiliated with Crosspoint Venture
         Partners(c)..............................    4,179,876      22.4%          %
      Entities affiliated with El Dorado
         Ventures(d)..............................    3,739,135      20.0
      Greylock Equity Limited Partnership(e)......    3,379,034      18.1
      Entities affiliated with U.S. Venture
         Partners(f)..............................    1,190,405       6.4
    DIRECTORS AND OFFICERS:
      Kenneth C. Gardner(g).......................    1,200,000       6.4
      Jeffrey T. Webber(h)........................      334,940       1.8
      John E. Zicker(i)...........................      968,000       5.2
      W. Virginia Walker(j).......................      180,000         *
      Perry S. Mizota(k)..........................      320,000       1.7
      Thomas M. Lounibos(l).......................      434,040       2.3
      Richard W. Shapero(c).......................    4,179,876      22.4
      Shanda Bahles(d)............................    3,739,135      20.0
      All directors and officers as a group
         (10 persons)(m)..........................   11,712,420      60.8

-------------------------
 *   Represents less than one percent of the total

(a) Assumes no exercise of the Underwriter's over-allotment option. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(b) Percent of the outstanding shares of Common Stock, based on 18,669,377 shares outstanding as of December 31, 1998, treating as outstanding all shares of Common Stock issuable on exercise of options exercisable within 60 days of December 31, 1998 held by the particular beneficial owner and that are included in the first column.

(c) Principal address is The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062. Number of shares includes (1) 3,155,547 shares held by Crosspoint Venture Partners LS 1993; (2) 925,926 shares held by Crosspoint Venture Partners LS 1997; and (3) 98,403 shares held by Crosspoint 1993 Entrepreneurs Fund. Crosspoint Venture Partners has five general partners. Each of these general partners shares voting and investment power over the shares held by Crosspoint Venture Partners. Richard W. Shapero, a director of the Company, is a general partner of Crosspoint Venture Partners. Mr. Shapero disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate pecuniary interest therein.

(d) Principal address is 2400 Sand Hill Road, Suite 100, Menlo Park, CA 94025. Number of shares includes (1) 3,172,773 shares held by El Dorado Ventures III L.P.; (2) 478,658 shares held by El Dorado Ventures IV, L.P.; (3) 81,177 shares held by El Dorado Technology IV, L.P.; and (4) 6,527 shares held by El Dorado Technology '98, L.P. El Dorado Ventures has four general partners. Each of these general partners shares voting and investment power over the shares held by El Dorado Ventures. Shanda Bahles, a director of the Company, is a general partner of El Dorado Ventures. Ms. Bahles disclaims beneficial ownership of the shares held by such entities except to the extent of her proportionate pecuniary interest therein.

(e)  Principal address is 755 Page Mill Road, Suite A-100, Palo Alto, CA 94304.

(f) Principal address is 2180 Sand Hill Road, Suite 300, Menlo Park, CA 94025. Number of shares includes (1) 1,026,129 shares held by U.S. Venture Partners IV, L.P.; (2) 124,993 shares held by Second Ventures II, L.P.; (3) 35,712 shares held by U.S.V.P. Entrepreneur Partners II, L.P.; and (4) 3,571 shares held by 2180 Associates Fund.

(g) Includes (1) 925,000 shares registered in the name of Kenneth C. Gardner and Patricia T. Gardner, Trustees of the Gardner Family Trust u/d/t dated September 6, 1996; (2) 100,000 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo Kenneth C. Gardner, IRA; (3) 75,000 shares registered in the name of trusts; and (4) an option, granted to Kenneth C. Gardner, to purchase 100,000 shares exercisable within 60 days of December 31, 1998.

(h)  Includes (1) 207,692 shares registered in the name of Jeffrey T. Webber;
     (2) 91,325 shares registered in the name of The Entrepreneurs' Fund, L.P.;
     (3) 32,778 shares registered in the name of Mr. Webber's wife; and (4) 3,145 shares registered in the name of First Trust Corporation fbo Jeffrey
     T. Webber.

(i) Includes (1) 788,000 shares registered in the name of John E. Zicker; (2) 100,000 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo John E. Zicker, IRA; and (3) an option, granted to John E. Zicker, to purchase 80,000 shares, exercisable within 60 days of December 31, 1998.

(j) Includes 138,750 shares which are subject to a repurchase option held by the Company as of December 31, 1998.

(k) Includes an option to purchase 50,000 shares, exercisable within 60 days of December 31, 1998.

(l) Includes (1) an option to purchase an aggregate of 158,255 shares exercisable within 60 days of December 31, 1998 and (2) 45,575 shares which are subject to a repurchase option held by the Company as of December 31, 1998.

(m) Includes the directors and officers as listed and (1) an option, granted to Kenneth C. Holcomb, to purchase 46,510 shares, exercisable within 60 days of December 31, 1998; (2) 109,919 shares registered in the name of Michael
     P. Venerable; (3) an option, granted to Mr. Venerable, to purchase 150,000 shares, exercisable within 60 days of December 31, 1998; (4) 28,000 shares registered in the name of ISAR; and (5) a warrant, granted to ISAR, to purchase 22,000 shares, exercisable within 60 days of December 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 70,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Amended Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     After giving effect to the conversion of all previously outstanding preferred stock into shares of Common Stock, as of December 31, 1998, there were 18,669,377 shares of Common Stock outstanding held of record by approximately
144 stockholders. There will be                      shares of Common Stock
outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of certain outstanding options or warrants) after giving effect to the sale of Common Stock in the offering.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to the Amended Certificate of Incorporation the Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding, and the Company has no plans to issue any Preferred Stock.

COMMON STOCK WARRANTS

     Upon completion of the offering, the Company will have three warrants outstanding to purchase an aggregate of 18,306 shares of Common Stock, exerciseable as follows: (1) 5,539 shares at an exercise price of $6.50 per share; (2) 9,433 shares at an exercise price of $3.18 per share; and (3) 3,334 shares at an exercise price of $5.40 per share. These warrants expire 10 years from the date of execution or five years from the effective date of the offering, whichever is later.

REGISTRATION RIGHTS

     Upon completion of the offering, the holders of an aggregate of approximately 14,800,000 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of certain registration rights agreements, if the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of Common Stock in the registration. The rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Furthermore, such holders may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

     Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (A) by persons who are directors and officers and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

(4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Amended Certificate of Incorporation. In February 1999, the Company submitted to its stockholders for approval the Amended Certificate of Incorporation, to provide: (1) for the authorization of the Board to issue, without further action by the stockholders, up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof; (2) that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing; (3) for a classified Board; (4) that vacancies on the Board, including newly created directorships, can be filled only be a majority of the directors then in office;
(5) that directors of the Company may be removed only for cause, and (6) for the elimination of cumulative voting effective upon such time as the Company ceases to be subject to Section 2115 of the California Corporations Code.

     Bylaws. In January 1999, the Board approved certain amendments to the Bylaws to provide that special meetings of stockholders of the Company may be called only by the Chairman of the Board, the President of the Company or the Board.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types transactions that may involve an actual or threatened change of control of the Company. These provisions also are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. Such provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions may also have the effect of preventing changes in the management of Sagent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is
          .                   's address is                      , and its
telephone number is           .

LISTING

     The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol "SGNT". The Company has not applied to list its Common Stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering, because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the Company's ability to raise equity capital in the future.

     Upon completion of the offering, the Company will have outstanding an
aggregate of              shares of Common Stock, assuming no exercise of the
Underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after December 31, 1998. Of these outstanding shares, the 18,669,377 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the
Securities Act. The remaining              shares of Common Stock outstanding
upon completion of the offering and held by existing stockholders will be "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption therefrom. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     All officers, directors and certain other holders of Common Stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of Common Stock owned by them or that could be purchased by them through the exercise of options for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (1) no shares of Common Stock will be eligible for sale as of the effective date of this offering, (2) no additional shares will be eligible for sale beginning 90 days after the effective date of this offering, and (3) 18,404,766 additional shares will be eligible for sale beginning 180 days after the effective date of this offering, subject in some cases to certain volume limitations. Of the 264,611 remaining Restricted Shares, (1) 236,611 shares are subject to a repurchase option of the Company in the event of termination of employment and (2) 28,000 shares will not be eligible for sale pursuant to Rule 144 until the expiration of a one-year holding period in December 1999.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately                      shares
immediately after this offering) or (2) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the Restricted Shares proposed to be sold (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits resales of shares issued prior to the date an issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to certain compensatory benefit plans and contracts. Such resales may be made commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but, in certain cases, without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

     The Company has agreed not to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain limited exceptions.

     The Company intends to file a registration statement under the Securities Act covering the shares of Common Stock subject to outstanding options or reserved for issuance under the Amended 1995 Plan, 1998 Plan, 1999 Purchase Plan and the Director Plan. Such registration statement is expected to be filed as early as the effectiveness of the registration statement covering the shares of Common Stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lockup period, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

                                  UNDERWRITING

     Subject to the terms and subject to conditions contained in an Underwriting
Agreement dated                             , 1999 (the "Underwriting
Agreement"), the underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and Piper Jaffray Inc. (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below:

                                                              NUMBER OF
                       UNDERWRITERS:                           SHARES
                       -------------                          ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Hambrecht & Quist LLC.......................................
Piper Jaffray Inc. .........................................

                                                               -------
          Total.............................................
                                                               =======

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The Underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

     Sagent has granted to the Underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of                      additional shares of Common
Stock at the initial public offering price less underwriting discounts and commission. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriters' percentage underwriting commitment as indicated in the above table.

     Sagent has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of Sagent, its executive officers, directors, stockholders and option holders has agreed, subject to certain exceptions, not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause
(1) or (2) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during such 180-day period, Sagent has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of Sagent has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Prior to the offering, there has been no established trading market for the Common Stock. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiation among Sagent and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which Sagent competes, the past and present operations of Sagent, the historical results of operations of Sagent, the prospects for future earnings of Sagent, the recent market prices of securities of generally comparable companies, and the general condition of the securities markets at the time of the offering.

     Other than in the United States, no action has been taken by Sagent or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the offering, creating a syndicate short position. The Underwriters may bid for and stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur F. Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is Secretary of the Company. Mr. Schneiderman and investment partnerships, of which certain members of Wilson Sonsini Goodrich & Rosati are general partners, beneficially own an aggregate of 180,445 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 for Sagent Technology, Inc. included in this Prospectus and Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets as of December 31, 1997 and 1996 and the statements of operations and retained earnings and cash flows for the two years in the period ended December 31, 1997 for Talus, Incorporated included in this Prospectus and Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Sagent and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of such contract or other document filed as an exhibit to the registration statement or such other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC's World Wide Web address is www.sec.gov.

     Sagent intends to furnish holders of the Common Stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. Sagent intends to furnish such other reports as it may determine or as may be required by law.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SAGENT TECHNOLOGY, INC.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................   F-4
Consolidated Statements of Stockholders' Equity as of
  December 31, 1997
  and 1998..................................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................   F-6
Consolidated Notes to Financial Statements..................   F-7
TALUS, INCORPORATED
Report of Independent Accountants...........................  F-24
Balance Sheets as of December 31, 1996 and 1997.............  F-25
Statements of Operations and Retained Earnings for the years ended December 31, 1996 and 1997..........................  F-26
Statements of Cash Flows for the years ended December 31,
  1996 and 1997.............................................  F-27
Notes to Financial Statements...............................  F-28
Pro Forma Consolidated Financial Statements (unaudited).....  F-33
Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 (unaudited).......................  F-34
Notes to Pro Forma Consolidated Financial Statements
  (unaudited)...............................................  F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Sagent Technology, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related statements of operations and stockholders' equity and cash flows present fairly, in all material respects, the financial position of Sagent Technology, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
January 27, 1999

                            SAGENT TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                         PRO FORMA
                                                                       STOCKHOLDERS'
                                                                          EQUITY
                                                    DECEMBER 31,       DECEMBER 31,
                                                 -------------------   -------------
                                                   1997       1998         1998
                                                 --------   --------   -------------
CURRENT ASSETS:
  Cash and cash equivalents....................  $  3,813   $  3,093
  Accounts receivable, net of allowance for
     doubtful accounts of $450 in 1997 and $508
     in 1998...................................     1,603      5,376
  Prepaid assets...............................       220        832
                                                 --------   --------
     Total current assets......................     5,636      9,301
  Property and equipment, net..................     1,396      3,044
  Other assets.................................       153        851
                                                 --------   --------
     Total assets..............................  $  7,185   $ 13,196
                                                 ========   ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................  $    512   $  1,478
  Accrued liabilities..........................     1,383      4,216
  Deferred revenue.............................     1,077      1,304
  Current portion of capital lease
     obligations...............................       463      1,181
                                                 --------   --------
     Total current liabilities.................     3,435      8,179
  Long-term portion of capital lease
     obligations...............................       627      3,346
                                                 --------   --------
     Total liabilities.........................     4,062     11,525
                                                 --------   --------
  Commitments and contingencies (Note 5)

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, par value $.001
     per share:
  Authorized: 13,056 shares in 1997 and 15,556
     in 1998;
  Issued and outstanding: 12,390 shares in 1997
     and 14,544 shares in 1998 and no pro forma
     shares (unaudited)........................        12         15           --
  (Liquidation value of $29,554 at December 31,
     1998)
  Common Stock, par value $.001 per share:
  Authorized: 20,000 shares in 1997 and 25,000
     shares in 1998;
  Issued and outstanding: 3,249 shares in 1997,
     4,125 shares in 1998 and 18,495 pro forma
     shares (unaudited)........................         3          4           19
  Additional paid-in capital...................    18,033     30,699       30,699
  Notes receivable from stockholder............                 (522)        (522)
  Cumulative translation adjustment............                  101          101
  Accumulated deficit..........................   (14,925)   (28,626)     (28,626)
                                                 --------   --------     --------
     Total stockholders' equity................     3,123      1,671     $  1,671
                                                 --------   --------     --------
     Total liabilities and stockholders'
       equity..................................  $  7,185   $ 13,196
                                                 ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                  ---------------------------------
                                                    1996        1997        1998
                                                  --------    --------    ---------
REVENUES, NET:
  Licenses......................................  $   240     $ 5,728     $ 10,459
  Services......................................       39       1,350        6,584
                                                  -------     -------     --------
     Total revenues, net........................      279       7,078       17,043
                                                  -------     -------     --------
COST OF REVENUES:
  Licenses......................................      120         194          143
  Services......................................      127         679        4,923
                                                  -------     -------     --------
     Total cost of revenues.....................      247         873        5,066
                                                  -------     -------     --------
Gross profit....................................       32       6,205       11,977
                                                  -------     -------     --------
OPERATING EXPENSES:
  Sales and marketing...........................    2,727       5,929       12,037
  Research and development......................    3,425       4,969        6,013
  General and administrative....................    1,111       2,215        5,186
  Acquired in-process technology (Note 7).......                             2,425
                                                  -------     -------     --------
     Total operating expenses...................    7,263      13,113       25,661
                                                  -------     -------     --------
Loss from operations............................   (7,231)     (6,908)     (13,684)
Interest expense................................      (65)       (191)        (207)
Other income....................................      257         199          190
                                                  -------     -------     --------
Net loss........................................  $(7,039)    $(6,900)    $(13,701)
                                                  =======     =======     ========
Historical basic and diluted net loss per
  share.........................................  $ (2.67)    $ (2.41)    $  (3.47)
                                                  =======     =======     ========
Number of shares used in calculation of
  historical basic and diluted net loss per
  share.........................................    2,637       2,860        3,951
Pro forma net loss per share, basic and diluted
  (unaudited)...................................                          $  (0.74)
                                                                          ========
Shares used in computing pro forma net loss per
  share, basic and diluted (unaudited)..........                            18,495

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            CONVERTIBLE
                                          PREFERRED STOCK    COMMON STOCK     ADDITIONAL   CUMULATIVE    STOCKHOLDERS
                                          ---------------   ---------------    PAID-IN     TRANSLATION       NOTE       ACCUMULATED
                                          SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     ADJUSTMENT     RECEIVABLE      DEFICIT
                                          ------   ------   ------   ------   ----------   -----------   ------------   -----------
BALANCES, DECEMBER 31, 1995.............   8,122    $ 8     2,625      $2      $ 6,136        $             $            $   (986)
  Issuance of Common Stock at $.09
    per share...........................                       13                    1
  Issuance of Series C Preferred Stock
    at $2.50 per share for cash, net of
    issuance costs of $16,483...........   2,616      3                          6,525
  Repurchase of Common Stock at $.045
    per share...........................                      (18)                  (1)
  Stock options exercised...............                       14                    1
  Net loss..............................                                                                                   (7,039)
                                          ------    ---     -----      --      -------        ----          -----        --------
BALANCES, DECEMBER 31, 1996.............  10,738     11     2,634       2       12,662          --             --          (8,025)
  Issuance of Series C Preferred Stock
    at $2.50 per share for cash.........      79                                   198
  Issuance of Series D Preferred Stock
    at $3.18 per share for cash, net of
    issuance costs of $14,856...........   1,573      1                          4,983
  Stock options exercised...............                      615       1           67
  Issuance of Series C Preferred Stock
    warrant.............................                                            23
  Issuance of Common Stock warrant......                                           100
  Net loss..............................                                                                                   (6,900)
                                          ------    ---     -----      --      -------        ----          -----        --------
BALANCES, DECEMBER 31, 1997.............  12,390     12     3,249       3       18,033          --             --         (14,925)
  Issuance of Series D Preferred Stock
    at $3.18 per share for cash, net of
    issuance costs of $12,924...........      45                                   132
  Issuance of Series E Preferred Stock
    at $5.40 per share for cash, net of
    issuance costs of $7,821............   2,155      3                         11,625
  Stock options exercised...............                      715       1          235
  Repurchase of Series C Preferred Stock
    at $2.50 per share..................     (40)                                 (100)
  Repurchase of Series D Preferred Stock
    at $3.18 per share..................      (6)                                  (18)
  Repurchase of Common Stock............                      (57)                 (20)
  Issuance of Series E Preferred Stock
    warrant.............................                                            18
  Issuance of Common Stock warrants.....                                            96
  Exercise of Common Stock options at
    $5.50 per share.....................                       10                   55
  Cumulative translation adjustment.....                                                       101
  Issuance of notes receivable for
    Common Stock........................                      180                  522                       (522)
  Exercise of stock purchase right......                       28                  121
  Net loss..............................                                                                                  (13,701)
                                          ------    ---     -----      --      -------        ----          -----        --------
BALANCES, DECEMBER 31, 1998.............  14,544    $15     4,125      $4      $30,699        $101          $(522)       $(28,626)
                                          ======    ===     =====      ==      =======        ====          =====        ========


                                          STOCKHOLDERS'
                                             EQUITY
                                          -------------
BALANCES, DECEMBER 31, 1995.............    $  5,160
  Issuance of Common Stock at $.09
    per share...........................           1
  Issuance of Series C Preferred Stock
    at $2.50 per share for cash, net of
    issuance costs of $16,483...........       6,527
  Repurchase of Common Stock at $.045
    per share...........................          (1)
  Stock options exercised...............           1
  Net loss..............................      (7,039)
                                            --------
BALANCES, DECEMBER 31, 1996.............       4,649
  Issuance of Series C Preferred Stock
    at $2.50 per share for cash.........         198
  Issuance of Series D Preferred Stock
    at $3.18 per share for cash, net of
    issuance costs of $14,856...........       4,984
  Stock options exercised...............          68
  Issuance of Series C Preferred Stock
    warrant.............................          23
  Issuance of Common Stock warrant......         100
  Net loss..............................      (6,899)
                                            --------
BALANCES, DECEMBER 31, 1997.............       3,123
  Issuance of Series D Preferred Stock
    at $3.18 per share for cash, net of
    issuance costs of $12,924...........         132
  Issuance of Series E Preferred Stock
    at $5.40 per share for cash, net of
    issuance costs of $7,821............      11,628
  Stock options exercised...............         236
  Repurchase of Series C Preferred Stock
    at $2.50 per share..................        (100)
  Repurchase of Series D Preferred Stock
    at $3.18 per share..................         (18)
  Repurchase of Common Stock............         (20)
  Issuance of Series E Preferred Stock
    warrant.............................          18
  Issuance of Common Stock warrants.....          96
  Exercise of Common Stock options at
    $5.50 per share.....................          55
  Cumulative translation adjustment.....         101
  Issuance of notes receivable for
    Common Stock........................          --
  Exercise of stock purchase right......         121
  Net loss..............................     (13,701)
                                            --------
BALANCES, DECEMBER 31, 1998.............    $  1,671
                                            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                      ------------------------------
                                                       1996       1997        1998
                                                      -------    -------    --------
CASH FLOWS FROM OPERATIONS:
  Net loss..........................................  $(7,039)   $(6,900)   $(13,701)
  Adjustments to reconcile net loss to net cash used
            in operating activities:
       Acquired in-process technology...............       --         --       2,425
       Depreciation and amortization................      268        835       1,445
       Fair value of stock warrants issued..........                 123         114
       Change in operating assets and liabilities,
          net of acquisition:
            Accounts receivable.....................     (152)    (1,451)     (3,773)
            Prepaid assets..........................      (67)       (99)       (550)
            Other assets............................     (105)        16      (1,011)
            Accounts payable........................      513        (72)        966
            Accrued liabilities.....................      221      1,136       2,833
            Deferred revenue........................       51      1,027         227
                                                      -------    -------    --------
Net cash used in operating activities...............   (6,310)    (5,385)    (11,025)
                                                      -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturity of restricted investments................       26        150          --
  Purchase of restricted investments................     (150)                    --
  Purchase of property and equipment................   (1,143)    (1,072)     (2,696)
  Acquisition of Talus, Incorporated................       --         --      (1,170)
                                                      -------    -------    --------
Net cash used in investing activities...............   (1,267)      (922)     (3,866)
                                                      -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital lease financings............      738        650       4,103
  Payments of principal under capital lease
     obligations....................................     (139)      (356)       (666)
  Proceeds from issuance of Preferred Stock, net of
     issuance costs.................................    6,527      5,183      10,360
  Repurchase of Common Stock........................       (1)        --         (20)
  Repurchase of Preferred Stock.....................       --         --        (118)
  Proceeds from issuance of Common Stock............        2         68         411
                                                      -------    -------    --------
Net cash provided by financing activities...........    7,127      5,545      14,070
     Effect of exchange rate changes in cash........       --         --         101
                                                      -------    -------    --------
Net decrease in cash and cash equivalents...........     (450)      (762)       (720)
Cash and cash equivalents, beginning of year........    5,025      4,575       3,813
                                                      -------    -------    --------
Cash and cash equivalents, end of year..............  $ 4,575    $ 3,813    $  3,093
                                                      =======    =======    ========
Supplemental disclosure of cash flow information:
  Cash payments for interest........................  $    65    $   184    $    191
Supplemental non-cash financing activities:
  Issuance of Preferred Stock warrants..............       --         23          18
  Issuance of Common Stock warrants.................       --        100          96
  Issuance of Common Stock for notes and interest
     receivable.....................................       --         --         522
Liabilities assumed in connection with acquisition
  of Talus, Incorporated:
  Fair value of assets acquired.....................                           3,526
  Cash paid.........................................                          (1,170)
  Preferred Stock issued............................                          (1,400)
                                                                            --------
     Liabilities assumed............................                        $    956
                                                                            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 1. FORMATION AND BUSINESS OF THE COMPANY

     Sagent Technology, Inc. (the "Company") develops, markets and supports software designed to address organizations' information access, analysis, and delivery needs.

     The Company was incorporated under the laws of the State of California in April 1995 under the name of Savant Software, Inc. In June 1995, the Company changed its name to Sagent Technology, Inc. The Company was reincorporated under the laws of the State of Delaware in September 1998.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Sagent Technology, Inc. and its wholly-owned subsidiaries, Sagent Technology Japan KK and Sagent Technology (Canada), Inc. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's subsidiaries is the local currency. Accordingly, the Company applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of stockholders' equity in the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

     The Company operates in one segment and its revenue is attributable to the sale of one product line and related maintenance, consulting and training services. The Company's future success will depend upon its ability to continue to improve its product and to develop new products to meet diverse and evolving customer demands.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments (including money market accounts). The Company places its temporary cash investments with two major financial institutions. The Company maintains allowances for potential credit losses and such losses to date have been within management's expectations. There were no customers with

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

balances due to the Company in excess of 10% of aggregate accounts receivable at December 31, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally two to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term. Gains and losses upon asset disposal are taken into income in the year of disposition.

REVENUE RECOGNITION

     The Company's revenues are derived from two sources, product license revenues and service revenues. License revenues are derived from product sales to end users, resellers and distributors and enterprise application vendors as well as royalties from enterprise application vendors. License revenues are based upon the number and capacity of servers on which a product is installed, as well as on a per user basis. Service revenues are derived from providing consulting and training, maintenance and support services to end users.

     The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2. License revenues from sales to end users are recognized upon shipment of the product, if a signed contract exists, the fee is fixed and determinable and collection is deemed probable. If an acceptance period is provided, revenue is recognized upon the earlier of customer acceptance or the expiration of that period. The Company recognizes royalty as revenues based on an enterprise application vendor's sell-through of the Company's products. Fees for services are charged separately from licenses. Service revenues from consulting and training are recognized upon completion of the work to be performed. Revenues from maintenance and support agreements which includes product updates are deferred and recognized on a straight-line basis as service revenues over the term of the related agreement, which is typically one year.

     The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral. The Company maintains allowances for potential credit losses and the amount of such losses have been within management's expectations.

ADVERTISING

     The Company expenses advertising costs as incurred. Advertising costs amounted to $137, $50, and $532 for 1996, 1997 and 1998, respectively.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME TAXES

     The Company accounts for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax asset will not be realized.

STOCK-BASED COMPENSATION

     In 1997, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (See Note 9). Under APB No. 25 ("APB No. 25"), compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's Common Stock and the exercise price. Additionally, pursuant to SFAS No. 123, stock issued to non-employees is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

RESEARCH AND DEVELOPMENT EXPENSES

     Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completing a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs.

RECLASSIFICATION

     The Company has reclassified the presentation of certain prior year information to conform to the current year presentation. These changes had no effect on previously reported financial position or results of operations.

NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," ("SFAS No. 128") and The Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants and Convert-

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

ible Preferred Stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Pro forma net loss per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from Preferred Stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding, as of the closing date will automatically be converted into an aggregate of approximately 14,544 shares of Common Stock based on the shares of Convertible Preferred Stock outstanding at December 31, 1998. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of Preferred Stock, is disclosed on the balance sheet.

     A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share follows:

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                   1996       1997        1998
                                                  -------    -------    --------
     HISTORICAL NET LOSS PER SHARE, BASIC AND
       DILUTED:
       Net loss.................................  $(7,039)   $(6,900)   $(13,701)
                                                  =======    =======    ========
       Shares used in computing net loss per
          share, basic and diluted..............    2,637      2,860       3,951
                                                  =======    =======    ========
       Net loss per share, basic and diluted....  $ (2.67)   $ (2.41)   $  (3.47)
                                                  =======    =======    ========
       Antidilutive securities including
          options, warrants and preferred stock
          not included in historical net loss
          per share calculations................   12,006     14,350      17,055
                                                  =======    =======    ========
     PRO FORMA NET LOSS PER SHARE:
       Net loss.................................                        $(13,701)
                                                                        ========
       Shares used in computing net loss per
          share, basic and diluted..............                           3,951
       Adjustment to reflect assumed conversion
          of convertible preferred stock........                          14,544
                                                                        --------
       Shares used in computing pro forma net
          loss per share, basic and diluted.....                          18,495
                                                                        ========
       Pro forma net loss per share, basic and
          diluted...............................                        $  (0.74)
                                                                        ========

RECENT ACCOUNTING PRONOUNCEMENTS

     The American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 1996 and 1997. The only component of comprehensive income for the year ended December 31, 1998 related to a cumulative translation adjustment and amounted to $101.

     During June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" and changes the way the public companies report segment information. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by the Company for the year ending December 31, 1998. The Company markets and sells its services primarily in North America and operates in one business segment.

     In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                    AS OF DECEMBER 31,
                                                   --------------------
                                                    1997         1998
                                                   -------      -------
Office equipment.................................  $   612      $ 2,166
Computer software and equipment..................    1,847        2,996
Leasehold improvements...........................       73           83
                                                   -------      -------
                                                     2,532        5,245
Less accumulated depreciation and amortization...   (1,136)      (2,201)
                                                   -------      -------
                                                   $ 1,396      $ 3,044
                                                   =======      =======

     Property and equipment under capital leases consist of the following:

                                                      AS OF DECEMBER 31,
                                                      -------------------
                                                       1997        1998
                                                      -------    --------
Computer equipment..................................  $1,594     $ 2,208
Office equipment....................................     447       1,527
                                                      ------     -------
                                                       2,041       3,735
Less accumulated amortization.......................    (811)     (1,662)
                                                      ------     -------
                                                      $1,230     $ 2,073
                                                      ======     =======

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 4. ACCRUED LIABILITIES

     Accrued liabilities consists of the following:

                                                       AS OF DECEMBER 31,
                                                       ------------------
                                                        1997       1998
                                                       -------    -------
Accrued employee compensation........................  $  530     $1,198
Sales returns and allowances.........................      --        830
Accrued taxes........................................      --        622
Accrued other........................................     853      1,566
                                                       ------     ------
                                                       $1,383     $4,216
                                                       ======     ======

 5. COMMITMENTS AND CONTINGENCIES

     The Company has entered into an equipment line of credit with a leasing company and a bank. See Note 6 of Notes to Consolidated Financial Statements. The capital lease obligations, which expire through January 2002 are collateralized by the related assets. Under the terms of the capital lease obligations, the Company is responsible for taxes, insurance and maintenance costs. The Company also leases various facilities under noncancelable operating leases expiring through August 2003. Future minimum lease payments under these leases at December 31, 1998, are as follows:

                                                      OPERATING     CAPITAL
                                                       LEASES       LEASES
                                                     -----------    -------
1999...............................................    $1,771       $1,404
2000...............................................     1,623        2,831
2001...............................................     1,491          628
2002...............................................     1,536            8
2003...............................................     1,312           --
                                                       ------       ------
Total minimum lease payments.......................    $7,733        4,871
                                                       ======
Less amount representing interest..................                   (344)
                                                                    ------
Present value of minimum lease payments............                  4,527
Current portion....................................                  1,181
                                                                    ------
                                                                    $3,346
                                                                    ======

     Rent expense for the years ended December 31, 1996, 1997, and 1998 was $241, $606, and $1,112, respectively.

     In May 1998, Acta Technology, Inc. ("Acta") filed suit in the United States District Court, Northern District of California (the "Federal Litigation") against the Company, and in June 1998, Acta filed an amended complaint. Acta alleged, among other things, that the Company committed copyright infringement of certain of its software code. In addition Acta alleged that the Company committed conversion, fraud and unfair competition. Acta sought a declaration that it did not misappropriate any trade secrets of the Company, injunctive relief, monetary damages, costs and attorneys' fees. The Company intends to vigorously contest Acta's claims in the Federal Litigation.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     In May 1998, the Company filed suit against Acta and its founders (the "Defendants") in Superior Court of California, Santa Clara County (the "State Litigation"). The Company alleged that the Defendants misappropriated certain of the Company's trade secrets. In addition, the Company alleged breach of contract, violation of the covenant of good faith and fair dealing, breach of confidence, fraud and unfair competition. The Company is seeking injunctive relief and monetary damages, including costs and reasonable costs and reasonable attorneys' fees.

     Both the Federal and State Litigation are currently pending. Although the Company does not believe such litigation will have a material impact on the Company, litigation, regardless of its outcome, could result in substantial cost and diversion of resources of the Company. On December 8, 1998, the parties stipulated in the State Litigation to enter into mediation, which has been scheduled for February 3, 1999, and which will address both the Federal and State Litigation.

 6. LINE OF CREDIT

     During 1997, the Company entered into a loan and security agreement with a bank under which the Company can borrow up to an aggregate amount of $4.8 million. The agreement is used to finance various leased assets and (see also
Note 3) includes a revolving line of credit (revolving line) for up to $2 million and an equipment line of credit (equipment line) for up to $2.8 million. Both lines are collateralized by all assets of the Company, including receivables, equipment and intellectual property.

     The revolving line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of, the committed revolving line or the borrowing base, less any outstanding letters of credit. Advances against the revolving line bear interest at the bank's prime rate (7.75% at December 31, 1998) and are due no later than January 15, 2000. During 1998 advances totaled $1.75 million.

     The equipment line consists of advances for the acquisition of equipment through May 5, 1999. Each advance bears interest at the bank's prime rate (7.75% at December 31, 1998) and is due in 36 monthly principal and interest payments. The equipment line matures on May 7, 2002.

     Under these agreements, the Company is required to comply with certain covenants, among which are minimum quick ratios, debt to net worth ratios, tangible net worth ratios and profitability. As of December 31, 1998, the Company was not in compliance with certain of these covenants. Subsequent to December 31, 1998, the loan and security agreement was amended to waive the aforementioned covenant violations through the period ending December 31, 1998.

 7. ACQUISITION OF BUSINESS

     In February 1998, the Company acquired Talus, Incorporated for cash of approximately $1.2 million, 259 shares of preferred stock amounting to $1.4 million and the assumption of certain liabilities for an aggregate purchase price of $3.526 million. The Company accounted for the acquisition under the purchase method and, accordingly, the

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

purchase price was allocated to the fair value of tangible and intangible assets acquired and liabilities assumed.

     The Company has allocated approximately $2.4 million of the purchase price to acquired in-process technology. The determination of the acquired in-process technology allocation was based upon recently issued guidance issued by the SEC to the AICPA SEC Regulations Committee and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. The value assigned to the acquired workforce was based on replacement cost. The allocation of the purchase price resulted in additional intangible assets (primarily non-compete agreements and the value of an acquired workplace) of $587, which as been capitalized and is being amortized on a straight line basis over six-months to three years. Amortization expense for the year ended December 31, 1998 was $102.

     As of the date of acquisition, the Talus development project consisted of ongoing research and development efforts on decision support applications for manufacturing, food service and hospitality, and high technology. Based on management's estimates, the remaining research and development efforts relating to the completion of the technology were expected to continue into 2000. Accordingly, the cost to complete the inprocess technology was estimated based on the number of man months required to reach technological feasibility for the technology, the type of professional and engineering staff involved in the completion process and their fully burdened months' salaries. Management estimated the direct costs to achieve technological feasibility to be approximately $1,800.

     The preliminary allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition were based primarily on estimates by independent appraisers of fair values. The allocation is summarized below:

                                                         TALUS
Acquired in-process technology.......................    $2,425
Current assets.......................................       494
Other intangibles....................................       587
Other assets.........................................        11
Goodwill.............................................         9
                                                         ------
          Total purchase price.......................    $3,526
                                                         ======

     The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill, which is being amortized on a straight-line basis over a period of three year.

 8. CONVERTIBLE PREFERRED STOCK

     Holders of Series A, B, C, D and E Preferred Stock are entitled to preferential noncumulative dividends at the rate of $.04, $.07, $.20, $.25 and $.43 per share, respectively, if and when declared by the Board of Directors. No dividends have been declared as of December 31, 1998. The holders of Series A, B, C, D and E shares Preferred Stock have liquidation preferences of $0.45, $0.90, $2.50, $3.18 and $5.40 per share, respectively, plus an amount equal to all declared but unpaid dividends. In the event

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

of liquidation, if the assets of the Company are insufficient to pay the entirety of such amounts to the preferred stockholders, the assets shall be distributed ratably among the preferred stockholders in proportion to their preferential amounts. Preferred stockholders are entitled to one vote for each share of Common Stock into which their Preferred Stock is convertible. After payment to the preferred stockholders of the full preferential amounts specified above, the remaining assets will be distributed ratably among the holders of the Common Stock.

     At the option of the holder, and at any time after the date of issuance of such share, each share of Series A, B, C, D and E Preferred Stock is convertible on a one-for-one basis into shares of the Company Common Stock subject to adjustment for stock splits and certain dilutive issuances of securities. The shares will automatically convert into Common Stock upon the closing of an underwritten public offering of Common Stock under the Securities Act of 1933, as amended, with minimum proceeds of $10 million. As of December 31, 1998, the Company has reserved 14,544 shares of its Common Stock in the event of conversion of all Preferred Stock.

     All preferred shareholders have a right to first refusal to purchase any new securities issued by the Company in proportion to the shares they currently hold as a percentage of the total shares the Company has outstanding. The holders of Preferred Stock have certain registration rights.

     At December 31, 1998, Preferred Stock consists of the following:

                                                                          COMMON
                                          SHARES                          STOCK
                             SHARES     ISSUED AND                     RESERVED FOR   LIQUIDATION
           SERIES          AUTHORIZED   OUTSTANDING   PROCEEDS (NET)    CONVERSION       VALUE
           ------          ----------   -----------   --------------   ------------   -----------
      A..................     2,800        2,567         $ 1,138         $ 2,567        $ 1,155
      B..................     5,656        5,555           4,981           5,555          5,000
      C..................     2,800        2,655           6,625           2,655          6,637
      D..................     1,800        1,612           5,100           1,612          5,127
      E..................     2,500        2,155          11,627           2,155         11,635
                             ------       ------         -------         -------        -------
                             15,556       14,544         $29,471         $14,544        $29,554
                             ======       ======         =======         =======        =======

 9. RESTRICTED STOCK PURCHASE AGREEMENT:

     The Company has sold shares of its Common Stock to founders and employees of the Company under agreements which provide for repurchase of the shares by the Company at the stock's original purchase price upon termination of employment of such persons. The Company's right to repurchase shares generally lapses as to 1/48 of the total shares on the date of purchase and 1/48 on the first day of each subsequent month thereafter until the founder or employee is fully vested. At December 31, 1998, 335 shares of Common Stock were subject to repurchase.

10. STOCK OPTION PLAN:

     Under the 1995 Stock Option Plan (the "1995 Plan"), the Company initially reserved 1,200 shares of Common Stock for issuance to employees, officers, directors and

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

consultants of the Company. The Company amended the 1995 Plan in 1996, 1997 and 1998 to increase the number of shares reserved under the 1995 Plan to, in the aggregate, 1,800 shares, 2,800 shares and 3,276 shares, respectively.

     Under the terms of the 1995 Plan, incentive stock options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices not lower than 85% of fair market value at the date of grant, each as determined by the Board of Directors. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10% of the voting power of all classes of stock in the Company, the exercise price may be no less than 110% of the fair market value per share on the date of grant. Options granted under the 1995 Plan are exercisable immediately, conditioned upon the optionee entering into a restricted stock purchase agreement, and generally vest to the extent of 25% of the shares granted 12 months from the vesting commencement date and the remainder to the extent of 1/48 of the options granted each month thereafter, such that all options granted will be vested four years from the vesting commencement date. Options granted expire 10 years from the date of grant.

     In December 1998, the Board of Directors approved the 1998 Stock Option Plan (the "1998 Plan") which authorized 2,440 shares of the Common Stock as available for issuance to employees, officers, directors and consultants of the Company.

     Under the terms of the 1998 Plan, incentive options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices as determined by the Administrator at the date of grant. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10% of the voting power of all classes of stock in the Company, the exercise price may be no less than 110% of the fair market value per share on the date of grant. In the case of nonqualified options intended to qualify as performance-based compensation, the exercise price shall be no less than 100% of fair market value on the date of grant.

     Options granted under the 1998 Plan are generally exercisable one year after the vesting commencement date. Upon exercise of an option, the optionee shall enter into a restricted stock purchase agreement. Options generally vest to the extent of 25% of the shares granted 12 months from the vesting commencement date and the remainder to the extent of 1/48 of the shares granted each month thereafter, such that all options granted will be vested four years from the vesting commencement date. Options generally expire 10 years from the date of grant.

     Upon adoption of the 1998 Plan, the Board of Directors approved the cessation of grants under the 1995 Plan and determined that all shares of Common Stock then reserved under the 1995 Plan for the future grant of stock options were no longer reserved for issuance.

     At December 31, 1998, 1,158 shares were no longer subject to repurchase. Of the stock options exercised, 879 shares were no longer subject to repurchase.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes activity under the Company's stock option plans for the years ended December 31, 1996, 1997 and 1998:

                                                                                WEIGHTED
                                                                    AGGREGATE   AVERAGE
                                       NUMBER OF   EXERCISE PRICE   EXERCISE    EXERCISE
                                        SHARES       PER SHARE        PRICE      PRICE
                                       ---------   --------------   ---------   --------
Options outstanding at January 1,
  1996...............................      625     $0.05 - $ 0.09    $    35     $0.06
  Options granted under the 1995
     Plan............................      558     0.09 - $ 0.25          72      0.13
  Options canceled under the 1995
     Plan............................      (13)    0.09 - $ 0.25          (2)     0.13
  Options exercised under the 1995
     Plan............................      (14)         0.05              (1)     0.05
                                         -----     -------------     -------     -----
Options outstanding at December 31,
  1996...............................    1,156     0.05 - $ 0.25         104      0.09
  Options granted under the 1995
     Plan............................    1,280      0.25 - $2.80       2,309      1.80
  Options canceled under the 1995
     Plan............................     (146)     0.09 - $2.50         (32)     0.22
  Options exercised under the 1995
     Plan............................     (535)     0.05 - $ .50         (47)     0.09
                                         -----     -------------     -------     -----
Options outstanding at December 31,
  1997...............................    1,755      0.05 - $2.80       2,334      1.33
  Options granted under the 1995
     Plan............................    1,148      2.90 - $6.50       5,094      4.43
  Options granted under the 1998
     Plan............................      219         7.00            1,532      7.00
  Options canceled under the 1995
     Plan............................     (182)     0.09 - $5.50        (418)     2.30
  Options exercised under the 1995
     Plan............................     (665)     0.05 - $5.50        (737)     1.11
                                         -----     -------------     -------     -----
Options outstanding at December 31,
  1998...............................    2,275     $0.05 - $7.00     $ 7,805     $3.43
                                         =====     =============     =======     =====

     At December 31, 1997 and 1998, 496 shares and 2,221 shares, respectively, remained available for issuance.

     The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                          OPTIONS OUTSTANDING
                 -------------------------------------    OPTIONS EXERCISABLE
                                 WEIGHTED                ----------------------
                                 AVERAGE      WEIGHTED                 WEIGHTED
                   NUMBER       REMAINING     AVERAGE      NUMBER      AVERAGE
   RANGE OF       OF SHARES    CONTRACTUAL    EXERCISE    OF SHARES    EXERCISE
EXERCISE PRICE   OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------------   -----------   ------------   --------   -----------   --------
$.045 - $ .09         259          7.01        $ 0.07         259       $ 0.07
  .25 -   .50         112          7.87          0.27         112         0.27
 2.00 -  4.60       1,448          8.96          3.34       1,448         3.34
 5.50 -  7.00         456          9.85          6.42         237         5.89
                    -----                                   -----
 .045 -  7.00       2,275                                   2,056
                    =====                                   =====

     The following information concerning the Company's stock option plans is provided in accordance with SFAS No. 123. The Company accounts for such plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                              1997             1998
                                          -------------    -------------
Risk-free interest rate.................  5.31% - 6.54%    5.14% - 5.94%
Expected life...........................     4 years          4 years
Dividends...............................       --               --

     The weighted average fair value per option granted in 1996, 1997 and 1998 was $0.15, $1.50 and $4.94, respectively.

     The following pro forma net loss and net loss per share information has been prepared as if the Company had followed the provisions of SFAS No. 123:

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                           1996       1997        1998
                                          -------    -------    --------
Net loss
  As reported...........................  $(7,039)   $(6,900)   $(13,701)
  Pro forma.............................   (7,042)    (6,940)    (13,999)
Basic and diluted net loss per share
  As reported...........................    (2.67)     (2.41)      (3.47)
  Pro forma.............................    (2.67)     (2.43)      (3.54)

11. NON-PLAN STOCK OPTIONS:

     During 1996, the Company granted options to purchase 268,255 shares to an officer of the Company outside of the 1995 Stock Option Plan. These options are exercisable at $.09 per share and vest at the rate of 1/48 per month over a four-year period. In addition, these options have certain accelerated vesting requirements in the event of a change of control in the Company, as defined in the option grant agreement.

     At December 31, 1998 and 1997, 38,255 and 268,255 shares of Common Stock, respectively, were reserved for the exercise of non-plan stock options.

     At December 31, 1998, the non-plan stock options exercised 45,575 shares are subject to repurchase.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes activity under the non-plan stock options for the years ended December 31, 1996, 1997 and 1998:

                                                                               WEIGHTED
                                                       EXERCISE    AGGREGATE   AVERAGE
                                           NUMBER OF     PRICE     EXERCISE    EXERCISE
                                            SHARES     PER SHARE     PRICE      PRICE
                                           ---------   ---------   ---------   --------
    Options outstanding at January 1,
      1996...............................      --           --         --          --
      Options granted....................     268        $0.09       $ 24       $0.09
                                             ----        -----       ----       -----
    Options outstanding and exercisable
      at December 31, 1996...............     268         0.09         24        0.09
                                             ----        -----       ----       -----
    Options outstanding and exercisable
      at December 31, 1997...............     268         0.09         24        0.09
      Options exercised..................    (230)        0.09        (21)       0.09
                                             ----        -----       ----       -----
    Options outstanding and exercisable
      at December 31, 1998...............      38        $0.09       $  3       $0.09
                                             ====        =====       ====       =====

     At December 31, 1998, the remaining contractual life of these options was
7.18 years.

     The Company accounts for the fair value of its non-plan stock option grants under the non-stock plan in accordance with APB 25. Accordingly, no compensation expense has been recognized for the non-plan stock options.

     The fair value of the options is estimated using the minimum value option pricing method allowable for non-public companies and using the following assumptions; dividend yield of 0%, volatility of 0%, risk-free interest rate of 6.45% at the date of grant, and an expected term of four years.

12. STOCKHOLDER NOTES RECEIVABLE

     Stockholder notes receivable represents amounts due from a stockholder in exchange for the issuance of Common Stock together with interest. The notes bear interest at a rate of 5.47% and are due February 1, 2001 but may be repaid earlier. The notes are collateralized by a pledge of a portion of the underlying Common Stock issued.

13. WARRANTS

     In connection with equipment leasing activity under a master lease agreement with a leasing company, the Company has issued warrants to the leasing company to purchase up to 42 shares of Series A Preferred Stock at a price of $.45 per share, 61 shares of Series B Preferred Stock at a price of $.90 per share and 22 shares of Series C Preferred Stock at a price of $2.50 per share. Each warrant has a seven year life and can be exercised at any time prior to expiration, except that the warrants will immediately expire on the effective date of an initial public offering if not exercised. The estimate fair value of these warrants of $22 has been recorded as debt issuance costs.

     In connection with a reseller and technology license agreement with another software company, the Company issued a warrant to purchase up to 70 shares of the Company's Common Stock. The warrant can be exercised at any time prior to expiration. The exercise

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

price will be equal to $7.20 per share. The warrant expires on December 22, 2002. The estimate fair value of the warrant of $100 has been recorded as cost of sales.

     The Company issued warrants to purchase Common and Preferred Stock to establish and increase a line of credit with a financial institution. Each warrant can be exercised at any time prior to expiration. At December 31, 1998 such warrants were as follows.

                                 SHARES OF   EXERCISE
                                  COMMON       PRICE
                                   STOCK     PER SHARE         EXPIRATION DATE
                                 ---------   ---------   ---------------------------
    Series D Preferred Stock...       93       $3.18     Later of July 16, 2007 or
                                                         five years after the
                                                         closing of an initial
                                                         public offering
    Series E Preferred Stock...        3        5.40     Later of May 7, 2008 or
                                                         five years after the
                                                         closing of an initial
                                                         public offering
    Common Stock...............        6        6.50     Later of September 30, 2008
                                                         or five years after the
                                                         closing of an initial
                                                         public offering

     The estimate fair value of these warrants of $54 has been recorded as debt issuance costs. In 1998, in connection with a joint venture to conduct business in a foreign country, the Company issued a warrant to purchase 22 shares of Common Stock at a price of $5.40 per share. The warrant is immediately exercisable and expires on the later of May 21, 2003, the closing of a business combination or the closing of the Company's initial public offering. The estimate fair value of the warrant of $60 has been recorded as general and administrative expense.

     The estimated fair value of these warrants have been determined based on a Black Scholes fair value model.

14. INCOME TAXES

     The Company's effective tax rate differs from the U.S. Federal statutory tax rate as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1996       1997       1998
                                                   -------    -------    -------
    Tax benefit at statutory rate................  $(2,393)   $(2,346)   $(4,652)
    State taxes, net of federal benefit..........       --         --       (744)
    Nonrecognition of tax benefits...............    2,481      2,554      5,885
    Tax credits..................................     (100)      (240)      (420)
    Other........................................       12         32        (69)
                                                   -------    -------    -------
                                                   $    --    $    --    $    --
                                                   =======    =======    =======

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Deferred tax assets (liabilities) are comprised of the following:

                                                    AS OF DECEMBER 31,
                                                     1997        1998
                                                    -------    --------
Deferred tax assets and liabilities:
  Net operating loss carry forwards...............  $ 4,083    $  7,588
  Capitalized research and development costs......      958       1,796
  Research and development credit.................      516       1,080
  Depreciation and amortization...................       73          68
  Other...........................................      460       1,457
                                                    -------    --------
                                                      6,090      11,989
Valuation allowance...............................   (6,090)    (11,989)
                                                    -------    --------
                                                    $    --    $     --
                                                    =======    ========

     Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets. The valuation allowance increased by $2,139 and $5,899 during 1997 and 1998, respectively.

     The difference between the statutory rate of approximately 40% (34% federal and 6% state, net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation allowance against its net deferred tax assets.

     At December 31, 1998, the Company had available net operating loss carryforwards for federal and state income tax purposes of approximately $20,775 and $17,819, respectively. These carryforwards expire from 2003 to 2018. Although a significant portion of the state net operating loss expire in 2003. At December 31, 1998, the Company also had available research and development credit carryforwards for federal and state income tax purposes of approximately $741 and $514 respectively. These carryforwards expire from 2010 to 2013.

     For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitation on annual utilization in case of a change in ownership, as defined by federal and state tax law.

15. EMPLOYEE BENEFIT PLANS

     Sagent maintains a Profit Sharing Salary Deferral 401(k) plan for all of its employees. This plan allows eligible employees to defer up to 15%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee. Under the Plan, the Company is not required to and has not made a contribution to the Plan for 1996, 1997 or 1998.

     Sagent Professional Services maintained a separate Profit Sharing Salary Deferral 401(k) plan for eligible employees until January 1, 1999. This Plan allowed eligible employees to defer up to 15%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee. Under the Plan the Company was required to make matching contributions to the Plan. The Company could elect to make additional contributions on the basis of (a) a percentage of

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the employee deferral and (b) profit sharing. Costs related to matching contributions amounted to $0, $50 and $51 for 1996, 1997 and 1998, respectively.

     Effective January 1, 1999, all employees, including those formerly covered by the Profit Sharing Salary Deferral 401(k) plan of Sagent Professional Group, will be included in the Profit Sharing Salary Deferral 401(k) plan of Sagent Technology, Inc.

16. SUBSEQUENT EVENTS

     In January 1999, the Board of Directors adopted the Director Plan, subject to stockholder approval, which allows the Company to grant up to 150 shares of Common Stock to non-employee directors. The exercise price of any option granted under the Director Plan will be equal to the fair market value per share of Common Stock on the date of grant. Each option granted will have a term of ten years and the shares subject to the option will become exercisable in four equal annual installments subject to the optionee's completion of each year of Board service.

     The 1999 Purchase Plan was adopted by the Board of Directors in January 1999, subject to stockholder approval, a total of 450 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The number of shares reserved will be subject to an annual increase every January equal to the lesser of the number of shares optioned during the prior year or lesser amount determined by the Board of Directors. The 1999 Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period.

     Upon the closing of the Company's initial public offering the authorized capital stock will be 70,000 shares of Common Stock, $0.001 par value, and 5,000 shares of Preferred Stock, $0.001 par value.

                              TALUS, INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE(S)
                                                              -------
Report of Independent Accountants...........................   F-24
Balance Sheets..............................................   F-25
Statements of Operations and Retained Earnings..............   F-26
Statements of Cash Flows....................................   F-27
Notes to Financial Statements...............................   F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Sagent Technology, Inc.
  and Talus, Incorporated Stockholders:

     We have audited the accompanying balance sheets of Talus, Incorporated (formerly known as InCASE Corporation) as of December 31, 1996 and 1997, and the related statements of operations and retained earnings and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Talus, Incorporated as of December 31, 1996 and 1997, and the results of operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP
McLean, VA
February 20, 1998

                              TALUS, INCORPORATED

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
                                  ASSETS

CURRENT ASSETS:
  Cash......................................................  $ 13    $  1
  Accounts receivable, net..................................   511     361
  Prepaid expenses..........................................     7      35
                                                              ----    ----
       Total current assets.................................   531     397
  Property and equipment, net...............................   111      76
  Deposits and other noncurrent assets......................    19       8
                                                              ----    ----
       Total assets.........................................  $661    $481
                                                              ====    ====

                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings under line of credit...........................  $299    $ 90
  Note payable..............................................    --      90
  Accounts payable and accrued expenses.....................    97      63
  Accrued vacation..........................................    41      36
  Accrued retirement contributions..........................    49      50
  Due to stockholders.......................................    17      --
                                                              ----    ----
       Total current liabilities............................   503     329
     Accrued bonus to stockholders..........................   105     105
                                                              ----    ----
       Total liabilities....................................   608     434
                                                              ----    ----
     Commitments (Note 5)

STOCKHOLDERS' EQUITY
  Common Stock; par value $.01 per share; authorized 200
     shares; issued and outstanding 102 shares..............     1       1
  Additional paid-in capital................................     4       4
  Retained earnings.........................................    48      42
                                                              ----    ----
       Total stockholders' equity...........................    53      47
                                                              ----    ----
       Total liabilities and stockholders' equity...........  $661    $481
                                                              ====    ====

   The accompanying notes are an integral part of these financial statements.

                              TALUS, INCORPORATED

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Gross revenue...............................................  $2,667    $2,830
OPERATING EXPENSES:
     Cost of goods sold.....................................   1,238     1,178
     Sales and marketing....................................     161       140
     Research and development...............................     573       627
     General and administrative.............................     686       857
                                                              ------    ------
Operating income............................................       9        28
                                                              ------    ------
OTHER INCOME (EXPENSE):
     Interest expense.......................................     (22)      (30)
     Loss on investment.....................................      (2)       --
     Loss on disposal of property and equipment.............      --        (4)
Net loss....................................................     (15)       (6)
Retained earnings, beginning of year........................      63        48
                                                              ------    ------
Retained earnings, end of year..............................  $   48    $   42
                                                              ======    ======

   The accompanying notes are an integral part of these financial statements.

                              TALUS, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               1996       1997
                                                              ------      -----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (15)     $  (6)
  Adjustments to reconcile net losses to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................      43         40
     Provision for doubtful accounts and writeoff of
       uncollectible accounts...............................      40         41
     Loss on sale of property and equipment.................      --          4
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (176)       109
       Prepaid expenses.....................................     (10)       (28)
       Deposits.............................................     (14)        10
       Accounts payable and accrued expenses................      --        (34)
       Accrued vacation.....................................      --          1
       Accrued retirement contributions.....................       7         (4)
       Accrued stockholders bonus...........................     (45)        --
                                                              ------      -----
Net cash provided by (used in) operating activities.........    (170)       133
                                                              ------      -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (12)        (9)
  Sales of property and equipment...........................      --          1
                                                              ------      -----
Net cash used in investing activities.......................     (12)        (8)
                                                              ------      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit...........................   1,112        769
  Repayments on line of credit..............................    (940)      (978)
  Proceeds from issuance of stockholder note................      17         --
  Repayment of stockholder note.............................      --        (17)
  Proceeds from note payable................................      --        100
  Repayments of note payable................................      --        (11)
  Distributions to stockholders.............................      --         --
                                                              ------      -----
Net cash (used in) provided by financing activities.........     189       (137)
                                                              ------      -----
Net increase (decrease) in cash.............................       7        (12)
Cash at beginning of year...................................       6         13
                                                              ------      -----
Cash at end of year.........................................  $   13      $   1
                                                              ======      =====
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   21      $  30
  Write-off of investment received in exchange for
     services...............................................       2         --

   The accompanying notes are an integral part of these financial statements.

                              TALUS, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

 1. DESCRIPTION OF BUSINESS

     Talus, Incorporated (previously known as InCASE Corporation) was formed to provide advanced information technology services to both governmental and commercial customers. Talus, Incorporated (the "Company") was incorporated in Virginia in 1992 and is owned by two stockholders. The primary activities of the Company consist of software engineering and data warehousing consulting.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

     These financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

ACCOUNTS RECEIVABLE

     Accounts receivable include amounts billed and unbilled costs and fees recoverable under contracts. Included in unbilled costs and fees at December 31, 1997 and 1996 are amounts currently billable in accordance with specified contract terms. Of the stated amounts, $224 and $331 were billed by December 31, 1997 and 1996, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

                        DESCRIPTION                           YEARS
                        -----------                           -----
Furniture and fixtures......................................    7
Software....................................................    3
Office equipment............................................    5

     Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major improvements are capitalized and depreciated over their estimated useful lives. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon disposition and any resulting gain or loss is reflected in operations at that time.

REVENUE RECOGNITION

     The Company's revenue is derived primarily from time and materials contracts. Revenue on time and material contracts is recognized based on actual hours performed at the contracted hourly rate plus the costs of any direct materials provided.

INCOME TAXES

     The Company has elected to be treated as an "S" Corporation under the Internal Revenue Code. Accordingly, the income or loss of the Company is taxable to the stockholders and the Company is not liable for federal and state income taxes.

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

MAJOR CUSTOMERS

     During 1997 and 1996, the Company's revenue was primarily derived from three major customers, each of which contributed more than 10% of total revenues. These customers accounted for 55% and 48% of gross revenue for 1997 and 1996, respectively. As of December 31, 1997 and 1996, these customers had accounts receivable balances totalling $147 and $140, respectively.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EMPLOYEE BONUSES

     The Company adopted a bonus plan in 1994 which provided that 83% of the Company's income before bonuses be allocated to a bonus pool. Of this amount, 40% was allocated to employee performance, 40% to sales performance and 20% to the two stockholders of the Company. In 1994 the two stockholders earned $63 in sales performance bonuses (approximately 50% of the total sales performance bonuses) and $25 in direct stockholder bonuses, and in 1995 they earned $17 in direct stockholder bonuses. The two stockholders have agreed to defer collection of these bonuses, totaling $105, until Talus is able to operate with less debt. It is not anticipated that these bonuses will be paid during 1998.

 3. ACCOUNTS RECEIVABLE

                                                             AS OF
                                                          DECEMBER 31,
                                                          ------------
                                                          1996    1997
                                                          ----    ----
Billed and unbilled receivables.........................  $537    $389
Allowance for doubtful accounts.........................   (26)    (28)
                                                          ----    ----
Accounts receivable, net................................  $511    $361
                                                          ====    ====

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

 4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                             AS OF
                                                          DECEMBER 31,
                                                          ------------
                                                          1996    1997
                                                          ----    ----
Furniture and fixtures..................................  $ 33    $ 23
Computers and equipment.................................   158     163
Computer software.......................................    22      27
                                                          ----    ----
                                                           213     213
Less accumulated depreciation...........................   102     137
                                                          ----    ----
Property and equipment, net.............................  $111    $ 76
                                                          ====    ====

     Depreciation expense for the years ended December 31, 1997 and 1996 was $40 and $42, respectively.

 5. COMMITMENTS

LEASE OBLIGATIONS

     The Company leases its office space and various equipment under noncancelable operating leases with original terms in excess of the year. Future minimum payments on noncancelable operating leases were as follows at December 31, 1997:

1998....................................................  $120
1999....................................................   113
2000....................................................    85
                                                          ----
          Total.........................................  $318
                                                          ====

     Rental expense was $116 and $126 for the years ended December 31, 1997 and 1996, respectively.

 6. LINE OF CREDIT AND NOTE PAYABLE

     In March 1995, the Company entered into a revolving credit facility agreement with maximum borrowings of $150 subject to certain borrowing base restrictions which matured on March 24, 1996. Interest was at the prime rate plus 1 1/2% per annum, (a total of 10.15% at December 31, 1995). Borrowings were collateralized by the Company's eligible accounts receivable. The Company's two principal stockholders and one other member of management were guarantors on the Loan Agreement.

     In March 1996, the Company entered a credit facility agreement with maximum borrowing of $300 subject to certain borrowing base restrictions. Interest was at the prime rate plus 1 1/2% per annum, (a total of 9.75% at December 31, 1996). In April 1997, the agreement was amended to decrease the maximum borrowings to $200, amended to increase the interest rate to prime rate plus 2% per annum (a total of 10.5% at December 31, 1997), and extended through May 1998.

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

     In July 1997, Talus entered into a term loan agreement with the same financial institution of $100 due July 24, 2001. Interest is at the prime rate plus 2% per annum, (a total of 10.5% at December 31, 1997).

     These agreements contain certain restrictive terms and covenants, the most restrictive of which requires the Company to maintain a specified liabilities to tangible net worth ratio. The Company was not in compliance with this restrictive covenant as of December 31, 1997. Accordingly, the entire balance of the note payable as of December 31, 1997 has been classified as current. Borrowings are collateralized by the Company's eligible accounts receivable. The Company's two principal stockholders and one other member of management are guarantors on the Loan Agreement.

     In 1996, majority stockholders loaned the Company $17 bearing interest at 10%. The loans were repaid during 1997.

 7. RETIREMENT PLAN

     In 1995, the Company established a qualified salary reduction simplified employee pension plan (SARSEP) for all eligible employees. The Company was required to contribute 3% of eligible salaries to the SARSEP each year. Because of restrictions imposed by the Internal Revenue Code, the 3% contribution for the highly compensated employees could not be made to the SARSEP. Accordingly, the Company adopted a policy that any amount that could not be funded to the SARSEP due to these restrictions would be paid directly to those highly compensated employees as additional compensation. As of December 31, 1996, six employees were deemed to be highly compensated. The compensation provided for such employees was $17. The total Company contributions for 1996 for all eligible employees, as defined by the Internal Revenue Code, were $32. The SARSEP was terminated during 1997.

     During 1997 the Company established a 401(k) plan for the benefit of all eligible employees. Employees may make contributions to the plan, subject to certain limitations contained in the Internal Revenue Code. The Company matches up to 50% of the first 6% of compensation deferred under the plan. Employees vest 50% in the employer contributions after one year and 100% after two years of employment at the Company. Employer contributions to the plan were $50 for the year ended December 31, 1997.

 8. COMMON STOCK, ADDITIONAL PAID-IN CAPITAL AND STOCK OPTIONS

     At the Company's inception in 1992, 25 shares of common stock with $.10 par value per share were authorized and 10 shares were issued. In 1996, the Articles of Incorporation were amended to authorize 200 shares of common stock with a $.01 par value per share. A stock split was effective in 1996 increasing the number of issued and outstanding shares to 102.

     A stock option plan, which was adopted in 1996, provides for the granting of stock options to employees. The agreements provide the participants an option to purchase shares of the Company's stock generally based on certain time vesting requirements. On June 21, 1996, the Company granted 7 options with an exercise price of $1.00 per share.

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

On May 31, 1997, the Company granted 11 options with an exercise price of $4.77 per share. As of December 1997, options for 7 shares are exercisable.

     The effects of applying SFAS NO. 123 are immaterial as the application of SFAS NO. 123 would not result in a significant difference from reported net loss. Accordingly, the following disclosures are omitted: (1) pro forma net income, (2) weighted-average grant date fair value of options granted during the year and (3) description of method and assumptions used to estimate fair value of options.

 9. SUBSEQUENT EVENTS

     The Company is currently negotiating a merger agreement with Sagent Technology, Inc.

                            SAGENT TECHNOLOGY, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following financial statements present the Sagent Technology, Inc. ("Sagent") Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998.

     The Company's acquisition of Talus, Incorporated ("Talus") has been accounted for under the "purchase" method of accounting, which requires the purchase price to be allocated to the acquired assets and liabilities of Talus on the basis of their estimated fair values as of the date of acquisition. The following pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the acquisition of Talus as if it occurred on January 1, 1998, and include adjustments directly attributable to the acquisition of Talus and expected to have a continuing impact on the combined company (collectively, the "Pro Forma Financial Statements").

     The pro forma information is based on historical financial statements. The pro forma results of operations for the year ended December 31, 1998 includes the results of operations of Talus from January 1, 1998 to February 28, 1998. The assumptions give effect to the business combination with Talus under the purchase method of accounting. The information has been prepared in accordance with the rules and regulations of the Commission and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented.

                            SAGENT TECHNOLOGY, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE YEAR ENDED DECEMBER 31, 1998
                                            ------------------------------------------------
                                                                   PURCHASE      PRO FORMA
                                             SAGENT     TALUS     ADJUSTMENTS   CONSOLIDATED
                                            --------   --------   -----------   ------------
Total revenues, net.......................  $ 17,043   $    452    $     --       $ 17,495
Cost of revenues..........................     5,066        167        (102)         5,131
                                            --------   --------    --------       --------
Gross profit..............................    11,977        285         102         12,364
Sales and marketing.......................    12,037        383                     12,420
Research and development..................     6,013        283                      6,296
General and administrative................     5,186        342                      5,528
Acquired in-process technology............     2,425                 (2,425)            --
                                            --------   --------    --------       --------
          Total operating expense.........    25,661      1,008      (2,425)        24,244
                                            --------   --------    --------       --------
Loss from operations......................   (13,684)      (723)     (2,527)       (11,880)
Interest expense..........................      (207)                                 (207)
Other income..............................       190                                   190
                                            --------   --------    --------       --------
          Net loss........................  $(13,701)  $   (723)   $ (2,527)      $(11,897)
                                            ========   ========    ========       ========
Pro forma net loss per share..............  $  (0.74)                             $   (.64)
                                            ========                              ========
Weighted average shares used in
  computation of pro forma net loss per
  share...................................    18,495                                18,495
                                            ========                              ========

                            See accompanying notes.

                            SAGENT TECHNOLOGY, INC.

                               NOTES TO PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

     On February 28, 1998, the Company acquired Talus, a privately held consulting company that has experience in the design and implementation of enterprise intelligence applications.

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of Sagent or the consolidated results of operations that would have resulted had the acquisition taken place on January 1, 1998. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 reflect the effects of the acquisition, assuming the related events occurred as of January 1, 1998 for the purposes of the unaudited pro forma consolidated statements of operations.

2. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     The unaudited pro forma consolidated financial statements reflect a total purchase price of $3.5 million, and the acquisition was recorded under the purchase method of accounting. In connection with the acquisition, the Company expensed $2.4 million of in-process technology in the quarter ended March 31, 1998. In addition, the Company recorded other intangibles of $587, which are being amortized on a straight-line basis over six months to three years following the acquisition. The determination of the acquired in-process technology allocation was based upon recently issued guidance issued by the Securities and Exchange Commission ("SEC") and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. In-process technology charges have not been reflected in the pro forma consolidated financial statements of operations for the year ended December 31, 1998 as they are considered a non-recurring charge.

3. UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 is based upon the historical weighted average common shares outstanding. The Sagent Common Stock issuable upon the exercise of the stock options and warrants have been excluded as the effect would be antidilutive. In addition to the shares used in computing the net loss per share above, pro forma net loss per share is calculated using the Convertible Preferred Stock outstanding as if such shares were converted to Common Stock at the time of issuance.

4. PURCHASE ADJUSTMENTS

     Pro forma adjustments have been prepared to reflect the elimination of the non-recurring one-time charge for acquired in-process technology and to reflect the amortization of capitalized technology and other intangible assets.

                                                                     SCHEDULE II

                            SAGENT TECHNOLOGY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                  ADDITIONS
                                   BALANCE AT    (REDUCTIONS)                  BALANCE AT
                                   BEGINNING       IN COSTS                      END OF
                                   OF PERIOD     AND EXPENSES    WRITE-OFFS      PERIOD
                                   ----------    ------------    ----------    ----------
Allowance for doubtful accounts:
     Year ended December 31,
                           1996..    $   --         $   --           $--        $    --
                           1997..        --            450           --             450
                           1998..       450             58           --             508
Valuation allowances for deferred
  tax assets:
     Year ended December 31,
                           1996..    $   --         $3,351           $--        $ 3,351
                           1997..     3,351          2,739           --           6,090
                           1998..     6,090          5,899           --          11,989

                       REPORT OF INDEPENDENT ACCOUNTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of Sagent Technology, Inc.:

     In connection with our audits of the consolidated financial statements of Sagent Technology, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
January 27, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          , 1999

                                      LOGO

                             SHARES OF COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                               HAMBRECHT & QUIST
                               PIPER JAFFRAY INC.
                            ------------------------

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                              AMOUNT
                                                               TO BE
                                                               PAID
                                                              -------
Registration Fee............................................  $11,120
NASD Fee....................................................    5,100
Nasdaq Listing Fee..........................................        *
Legal Fees and Expenses.....................................        *
Accounting Fees and Expenses................................        *
Blue Sky Fees and Expenses..................................        *
Transfer Agent Fees.........................................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (1) the Registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees in these matters.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the

Bylaws, as well as certain additional procedural protections. In addition, such indemnification agreements provide that the Registrant directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Company's Board of Directors (the "Board") or brought to enforce a right to indemnification under the indemnification agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceedings unless the Registrant consents to such settlement; (3) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of sec.16(b) of the Securities Exchange Act of 1934 and related laws;
(5) on account of conduct by the indemnified party that is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) on account of any conduct from which the indemnified party derived an improper personal benefit;
(7) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter determines that such indemnification is not lawful.

     The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act of 1933 (the "Securities Act").

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
                          --------                            -------
Form of Underwriting Agreement..............................    1.1
Certificate of Incorporation of Registrant, as amended......    3.1
Form of Amended and Restated Certificate of Incorporation of
  Registrant, to be filed prior to closing of the
  offering..................................................    3.2
Bylaws of Registrant........................................    3.3
Form of Indemnification Agreement entered into by the
  Registrant with each of its directors and executive
  officers..................................................   10.1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1996, the Registrant has issued and sold the following securities:

(a) From January 1, 1996 to December 31, 1998, the Registrant sold in the aggregate of 1,444,443 shares of unregistered Common Stock to 55 directors, officers, employees, former employees and consultants at prices ranging from $0.045 to $5.50 per share, for aggregate cash consideration of $805,831. Such shares were sold pursuant to the exercise of options granted by the Board. As to each director, officer, employee, former employee and consultant of the Registrant who was issued such securities, the Registrant relied upon Rule 701 of the Securities Act. Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed under Rule 701(b).

(b) On January 17, 1996 and February 25, 1997, the Registrant sold in the aggregate 92,500 shares of unregistered Common Stock at a price per share of $0.09 to a director and a price per share of $0.25 to a group of investors, respectively, for aggregate cash consideration of $21,125. These shares were sold pursuant to restricted stock purchase agreements between the Registrant and the director and such stockholders. As to each person issued such securities, the Registrant relied upon Section 4(2) of the Securities Act.

(c) In July, August and September 1996, the Registrant sold in the aggregate 2,615,680 shares of unregistered Series C Preferred Stock at a price per share of $2.50 to certain investors for aggregate cash consideration of $6,539,200. The Registrant relied upon Section 4(2) of the Securities Act and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series C Preferred Stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

(d) On March 17, 1997, the Registrant issued and sold in the aggregate 40,000 shares of unregistered Series C Preferred Stock at a price per share of $2.50 to a director for aggregate cash consideration of $100,000. These shares were sold pursuant to a

    Series C Preferred Stock Purchase Agreement between the Registrant and the director. Such issuance was made in reliance upon Section 4(2) of the Securities Act. The Registrant repurchased the shares at a price per share of $2.50 in April 1998.

(e) On June 16, 1997, the Registrant issued and sold in the aggregate 39,178 shares of unregistered Series C Preferred Stock at a price per share of $2.50 to a consultant for aggregate cash consideration of $97,945. These shares were sold pursuant to a Series C Preferred Stock Purchase Agreement between the Registrant and the consultant. Such issuance was made in reliance upon Section 4(2) of the Securities Act.

(f) In August and September 1997, the Registrant sold in the aggregate 1,572,327 shares of unregistered Series D Preferred Stock at a price per share of $3.18 to certain investors for aggregate cash consideration of $5,000,000. The Registrant relied upon Section 4(2) of the Securities Act and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series D Preferred Stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

(g) In January 1998, the Registrant sold in the aggregate 45,785 shares of unregistered Series D Preferred Stock at a price per share of $3.18 to an officer of the Registrant for aggregate cash consideration of $145,596. These shares were sold pursuant to a Series D Preferred Stock Purchase Agreement between the Registrant and the officer. Such issuance was made in reliance upon Section 4(2) of the Securities Act.

(h) In February and March 1998, the Registrant sold in the aggregate 1,895,370 shares of unregistered Series E Preferred Stock at a price per share of $5.40 to certain investors for aggregate cash consideration of $10,234,998. The Registrant relied upon Section 4(2) of the 1933 act and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series E Preferred Stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

(i) On May 21, 1998, the Registrant sold in the aggregate 28,000 shares of unregistered Common Stock at a price per share of $4.32 to a distributor of the Registrant's products for aggregate cash consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the Registrant and the distributor. Such issuance was made in reliance upon
    Section 4(2) of the Securities Act.

(j) On September 14, 1998, the Registrant sold in the aggregate 10,000 shares of unregistered Common Stock at a price per share of $5.50 to a consultant for aggregate cash consideration of $55,000. These shares were sold pursuant to a stock purchase agreement between the Registrant and the consultant. Such issuance was made in reliance upon Section 4(2) of the Securities Act.

Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     1.1      Form of Underwriting Agreement.
     3.1      Certificate of Incorporation of Registrant.
     3.2*     Form of Amended and Restated Certificate of Incorporation of
              Registrant to be filed prior to the closing of the offering made under the Registration Statement.
     3.3      Bylaws of Registrant.
     4.1*     Form of Registrant's Common Stock Certificate.
     4.2      Sixth Amended and Restated Registration Rights Agreement,
              dated as of February 24, 1998, between the Registrant and
              the parties named therein.
     4.3      Common Stock Registration Rights Agreement, dated as of
              September 14, 1998, between the Registrant and Robert Hawk.
     5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.
    10.1      Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
    10.2      Amended and Restated 1995 Stock Plan and related agreements.
    10.3      1998 Stock Plan and related agreements.
    10.4      1999 Employee Stock Purchase Plan and related agreements.
    10.5      1999 Director Option Plan and related agreements.
    10.6      Master Equipment Lease Agreement, dated August 7, 1995,
              between the Registrant and Lighthouse Capital Partners, L.P.
    10.7      Master Lease Agreement, dated as of September 26, 1998,
              between the Registrant and Dell Financial Services L.P.
    10.8      Loan and Security Agreement, dated as of July 16, 1997,
              between the Registrant and Venture Banking Group, a division of Cupertino National Bank, and amendments thereto.
    10.9      Standard Office Lease, dated June 1, 1998, by and between
              the Registrant and Asset Growth Partners, Ltd., and the
              First Amendment thereto.
    10.10**   Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.
    10.11**   Microsoft License and Distribution Agreement, dated August
              23, 1996, between the Registrant and Microsoft Corporation.
    10.12**   Value-Added Reseller Agreement, effective June 26, 1997,
              between the Registrant and Automatic Data Processing, Inc.
    10.13**   Sagent KK Non-Exclusive Japanese Distribution Agreement,
              dated as of December 17, 1997, between Sagent KK Japan and
              Kawasaki Steel Systems R&D Corporation.
    10.14**   Exclusive Distribution Agreement, effective as of January 1,
              1998, by and between the Registrant and Sagent U.K. Ltd.
    10.15**   Joint Venture Agreement, entered into as of April 8, 1998, between the Registrant and ISAR-Vermogensverwaltung GbR mbH and related agreements.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.16**   Exclusive Concession Agreement, effective as of November 21,
              1997, by and between the Registrant and Sagent France S.A.
    10.17**   Value-Added Reseller/OEM Agreement, effective December 30,
              1997, between the Registrant and Advent Software, Inc.
    10.18     Form of Sagent Technology, Inc. End User Software License
              Agreement.
    10.19**   OEM Software License Agreement, effective March 31, 1998,
              between the Registrant and Siebel Systems, Inc.
    10.20     Form of Sagent Technology, Inc. Software Maintenance and
              Technical Support Agreement.
    10.21     Form of Sagent Technology, Inc. Agreement for Consulting
              Services.
    10.22     Form of Sagent Technology, Inc. Agreement for Subcontractor
              Consulting Services.
    10.23     Form of Evaluation Agreement.
    10.24     Note, dated February 1, 1998, of W. Virginia Walker.
    10.25     Note, dated February 1, 1998, of W. Virginia Walker.
    10.26**   Solution Provider Agreement, effective June 27, 1997,
              between the Registrant and Unisys Corporation.
    10.27     Consulting Agreement, dated as of April 7, 1997, between the
              Registrant and Ralph Kimball.
    10.28     Executive Change of Control Policy.
    10.29     Agreement and Plan of Reorganization, dated as of February
              27, 1998, by and among Sagent Technology, Inc., Talus
              Acquisition Corp., Talus, Incorporated and Certain
              Shareholders of Talus, Inc.
    10.30     Employment and Non-Competition Agreement, dated as of
              February 27, 1998, between the Registrant and Michael P.
              Venerable.
    10.31**   Software License and Services Agreement, dated March 31,
              1998, between the Registrant and Siebel Systems, Inc.
    21.1      Subsidiaries of the Registrant.
    23.1*     Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).
    23.2      Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
    23.3      Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
    23.4*     Consent of Klaus S. Luft.
    24.1      Power of Attorney (See page II-8).
    27.1      Financial Data Schedule (available in EDGAR format only).

-------------------------
*  To be supplied by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) FINANCIAL STATEMENT SCHEDULES

    Schedule II. Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 28th day of January 1999.

                                          SAGENT TECHNOLOGY, INC.

                                          By: /s/ KENNETH C. GARDNER
                                             -----------------------------------
                                              Kenneth C. Gardner
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Kenneth C. Gardner and W. Virginia Walker and each one of them, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                               TITLE                    DATE
                 ----------                               -----                    ----
/s/ KENNETH C. GARDNER                         President and Chief           January 28, 1999
---------------------------------------------  Executive Officer (Principal
   Kenneth C. Gardner                          Executive Officer)

/s/ W. VIRGINIA WALKER                         Vice President of Finance     January 28, 1999
---------------------------------------------  and Administration, Chief
   W. Virginia Walker                          Financial Officer (Principal
                                               Financial and Accounting
                                               Officer)

/s/ JOHN E. ZICKER                             Director                      January 28, 1999
---------------------------------------------
   John E. Zicker

/s/ SHANDA BAHLES                              Director                      January 28, 1999
---------------------------------------------
   Shanda Bahles

                 SIGNATURES                               TITLE                    DATE
                 ----------                               -----                    ----
/s/ RICHARD W. SHAPERO                         Director                      January 28, 1999
---------------------------------------------
   Richard W. Shapero

/s/ JEFFREY T. WEBBER                          Director                      January 28, 1999
---------------------------------------------
   Jeffrey T. Webber

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     1.1   Form of Underwriting Agreement.
     3.1   Certificate of Incorporation of Registrant.
     3.2*  Form of Amended and Restated Certificate of Incorporation of
           Registrant to be filed upon the closing of the offering made under the Registration Statement.
     3.3   Bylaws of Registrant.
     4.1*  Form of Registrant's Common Stock Certificate.
     4.2   Sixth Amended and Restated Registration Rights Agreement,
           dated as of February 24, 1998, between the Registrant and
           the parties named therein.
     4.3   Common Stock Registration Rights Agreement, dated as of
           September 14, 1998, between the Registrant and Robert Hawk.
     5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
    10.1   Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
    10.2   Amended and Restated 1995 Stock Plan and related agreements.
    10.3   1998 Stock Plan and related agreements.
    10.4   1999 Employee Stock Purchase Plan and related agreements.
    10.5   1999 Director Option Plan and related agreements.
    10.6   Master Equipment Lease Agreement, dated August 7, 1995,
           between the Registrant and Lighthouse Capital Partners, L.P.
    10.7   Master Lease Agreement, dated as of September 26, 1998,
           between the Registrant and Dell Financial Services L.P.
    10.8   Loan and Security Agreement, dated as of July 16, 1997,
           between the Registrant and Venture Banking Group, a division of Cupertino National Bank, and amendments thereto.
    10.9   Standard Office Lease, dated June 1, 1998, by and between
           the Registrant and Asset Growth Partners, Ltd., and the
           First Amendment thereto.
    10.10** Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.
    10.11** Microsoft License and Distribution Agreement, dated August
           23, 1996, between the Registrant and Microsoft Corporation.
    10.12** Value-Added Reseller Agreement, effective June 26, 1997, between the Registrant and Automatic Data Processing, Inc.
    10.13** Sagent KK Non-Exclusive Japanese Distribution Agreement,
           dated as of December 17, 1997, between Sagent KK Japan and
           Kawasaki Steel Systems R&D Corporation.
    10.14** Exclusive Distribution Agreement, effective as of January 1,
           1998, by and between the Registrant and Sagent U.K. Ltd.
    10.15** Joint Venture Agreement, entered into as of April 8, 1998, between the Registrant and ISAR- Vermongensverwaltung GbR
           mbH and related agreements.
    10.16** Exclusive Concession Agreement, effective as of November 21,
           1997, by and between the Registrant and Sagent France S.A.
    10.17** Value-Added Reseller/OEM Agreement, effective December 30,
           1997, between the Registrant and Advent Software, Inc.
    10.18  Form of Sagent Technology, Inc. End User Software License
           Agreement.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    10.19** OEM Software License Agreement, effective March 31, 1998, between the Registrant and Siebel Systems, Inc.
    10.20  Form of Sagent Technology, Inc. Software Maintenance and
           Technical Support Agreement.
    10.21  Form of Sagent Technology, Inc. Agreement for Consulting
           Services.
    10.22  Form of Sagent Technology, Inc. Agreement for Subcontractor
           Consulting Services.
    10.23  Form of Evaluation Agreement.
    10.24  Note, dated February 1, 1998, of W. Virginia Walker.
    10.25  Note, dated February 1, 1998, of W. Virginia Walker.
    10.26** Solution Provider Agreement, effective June 27, 1997, between the Registrant and Unisys Corporation.
    10.27  Consulting Agreement, dated as of April 7, 1997, between the
           Registrant and Ralph Kimball.
    10.28  Executive Change of Control Policy.
    10.29  Agreement and Plan Reorganization, dated as of February 27,
           1998, by and among Sagent Technology, Inc., Talus
           Acquisition Corp., Talus, Incorporated and Certain
           Shareholders of Talus, Inc.
    10.30  Employment and Non-Competition Agreement, dated as of
           February 27, 1998 between Registrant and Michael P.
           Venerable.
    10.31** Software License and Services Agreement, dated March 31,
           1998, between Registrant and Siebel Systems, Inc.
    21.1   Subsidiaries of the Registrant.
    23.1*  Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
    23.2   Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
    23.3   Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
    23.4*  Consent of Klaus S. Luft.
    24.1   Power of Attorney (See page II-8).
    27.1   Financial Data Schedule (available in EDGAR format only).

------------------------------
*  To be supplied by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.